                                  EXHIBIT 99.3

                ------------------------------------------------
                           PRO FORMA VALUATION REPORT

                              LINCOLN PARK BANCORP

                               HOLDING COMPANY FOR
                            LINCOLN PARK SAVINGS BANK
                            LINCOLN PARK, NEW JERSEY


                                  DATED AS OF:
                                  JUNE 9, 2004

                ------------------------------------------------






















                                  PREPARED BY:

                              RP(R) FINANCIAL, LC.
                             1700 NORTH MOORE STREET
                                   SUITE 2210
                            ARLINGTON, VIRGINIA 22209

RP(R) FINANCIAL, LC.
---------------------------------------------
Financial Services Industry Consultants

                                                        June 9, 2004


Board of Directors
Lincoln Park Savings and Loan Association and
Board of Managers
Lincoln Park Savings Bank
31 Boonton Turnpike
Lincoln Park, New Jersey  07035-1790

Members of the Boards:

     At your request, we have completed and hereby provide an independent appraisal ("Appraisal") of the estimated pro forma market value of the Common Stock which is to be offered in connection with the Plan of Reorganization from a Mutual Savings Association to a Mutual Holding Company and Stock Issuance Plan (the "Plan"), described below.

     This Appraisal is furnished pursuant to the conversion regulations promulgated by the Commissioner of Banking and Insurance of the State of New Jersey (the "Commissioner"), the Federal Deposit Insurance Corporation ("FDIC") and the Office of Thrift Supervision ("OTS"). This Appraisal has been prepared in accordance with the written valuation guidelines promulgated by the OTS, most recently updated as of October 21, 1994. Such valuation guidelines are relied upon by the previously referenced agencies in evaluating conversion appraisals in the absence of such specific written valuation guidelines separately issued by the respective agencies.


DESCRIPTION OF REORGANIZATION

     The Board of Lincoln Park Savings Bank (the "Bank") has adopted a plan of reorganization pursuant to which the Bank will reorganize into a mutual holding company structure. As part of the reorganization, Lincoln Park Savings Bank (the "Bank") will become a wholly-owned subsidiary of Lincoln Park Bancorp (the "Company"), a federal corporation, and the Company will issue a majority of its common stock to Lincoln Park Bancorp, MHC (the "MHC") a federally-chartered mutual holding company, and sell a minority of its common stock to the public (the "Minority Stock Issuance"). It is anticipated that the public shares will be offered in a subscription offering to the Bank's Eligible Account Holders, Tax-Qualified Employee Plans including the employee stock ownership plan (the "ESOP"), Supplemental Eligible Account Holders and employees, officers and directors. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a direct community offering. The total shares offered for sale to the public will constitute a minority interest of the Company's stock (49% or less).


--------------------------------------------------------------------------------
WASHINGTON HEADQUARTERS
Rosslyn Center                                         Telephone: (703) 528-1700
1700 North Moore Street, Suite 2210                      Fax No.: (703) 528-1788
Arlington, VA 22209                                Toll-Free No.: (866) 723-0594
www.rpfinancial.com                                 E-Mail: mail@rpfinancial.com

BOARD OF DIRECTORS
JUNE 9, 2004
PAGE 2


     Immediately following the Minority Stock Issuance, the primary assets of the Company will be the capital stock of the Bank and the net offering proceeds remaining after contributing proceeds to the Bank. The Company will retain up to 50% of the net offering proceeds. The Company intends to use a portion of the proceeds to make a loan directly to the ESOP to enable the ESOP to purchase up to 4.0% of the shares of common stock sold in the offering.


RP(R) FINANCIAL, LC.

     RP(R) Financial, LC. ("RP Financial") is a financial consulting and valuation firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal and assisting the Bank and the Company in the preparation of the post-conversion business plan, we are independent of the Company, the Bank, the MHC and the other parties engaged by the Bank or the Company to assist in the Minority Stock Issuance.


VALUATION METHODOLOGY

     In preparing our appraisal, we have reviewed the Bank's and the Company's regulatory applications, including the draft prospectus as filed with the Commissioner, the FDIC, the FRB and the Securities and Exchange Commission ("SEC"). We have conducted a financial analysis of the Bank that has included a review of its audited financial information for fiscal years ended December 31, 1999 through 2003, and unaudited financial information as of March 31, 2004. We have also conducted due diligence related discussions with the Company's management; Radics & Co., LLC, the Bank's independent auditor; Luse Gorman Pomerenk & Schick, P.C., the Bank's counsel in connection with the reorganization and stock offering; and Sandler O'Neill & Partners, L.P., the Bank's financial and marketing advisor in connection with the Company's stock offering. All conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

     We have investigated the competitive environment within which the Company operates and have assessed the Company's relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on the Company and the industry as a whole. We have analyzed the potential effects of the stock issuance on the Company's operating characteristics and financial performance as they relate to the pro forma market value. We have reviewed the economy in the Company's primary market area and have compared the Company's financial performance and condition with publicly-traded thrifts in mutual holding company form, as well as all publicly-traded thrifts. We have reviewed conditions in the securities markets in general and in the

BOARD OF DIRECTORS
JUNE 9, 2004
PAGE 3


market for thrift stocks in particular, including the market for existing thrift issues and the market for initial public offerings by thrifts. We have specifically considered the market for the stock of publicly-traded mutual holding companies, including the market for initial public offerings in conjunction with other MHC reorganizations. We have excluded from such analyses thrifts subject to announced or rumored acquisition, mutual holding company institutions that have announced their intent to pursue second step conversions, and/or those institutions that exhibit other unusual characteristics. We have also considered the expected market for the Company's public shares.

     Our Appraisal is based on the Company's representation that the information contained in the regulatory applications and additional information furnished to us by the Company, its independent auditors, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by the Company, its independent auditors, legal counsel and other authorized agents nor did we independently value the individual assets or liabilities, on or off balance sheet, of the Company. The valuation considers the Company only as a going concern and should not be considered as an indication of the Company's liquidation value.

     Our appraised value is predicated on a continuation of the current operating environment for the Bank, the MHC and the Company and for all thrifts and their holding companies, including mutual holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability, and may materially impact the value of thrift stocks as a whole or the Bank's, the MHC's and the Company's values alone. It is our understanding that there are no current or long-term plans for pursuing a second step conversion or for selling control of the Company or the Bank at this time. To the extent that such factors can be foreseen, they have been factored into our analysis.

     Pro forma market value is defined as the price at which the Company's stock, immediately upon completion of the offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

BOARD OF DIRECTORS
JUNE 9, 2004
PAGE 4


VALUATION CONCLUSION

     It is our opinion that, as of June 9, 2004, the aggregate market value of the Company's common stock, assuming a full conversion offering, is $10.75 million. The resulting range of value pursuant to regulatory guidelines and the corresponding number of shares based on the $10.00 per share offering price is set forth below:

                                       Total                  Aggregate
                                  Shares Issued(1)          Market Value(1)
                                  ----------------          ---------------

     Minimum                           913,750                $9,137,500
     Midpoint                        1,075,000               $10,750,000
     Maximum                         1,236,250               $12,362,500
     Supermaximum                    1,421,688               $14,216,875

     (1)  Based on a $10.00 per share price, pursuant to a full conversion.


     Based on the foregoing valuation, the Board has determined to offer 46% of the full value for sale in the minority stock offering, the following range:


                                                                  Offering
                              Total Shares     MHC Shares          Shares
                              ------------     ----------          ------
SHARES(1)
Minimum                           913,750          493,425          420,325
Midpoint                        1,075,000          580,500          494,500
Maximum                         1,236,250          667,575          568,675
Supermaximum                    1,421,688          767,711          653,976

DISTRIBUTION OF SHARES(2)
Minimum                           100.00%           54.00%           46.00%
Midpoint                          100.00%           54.00%           46.00%
Maximum                           100.00%           54.00%           46.00%
Supermaximum                      100.00%           54.00%           46.00%

AGGREGATE MARKET VALUE
Minimum                       $ 9,137,500      $ 4,934,250      $ 4,203,250
Midpoint                      $10,750,000      $ 5,805,000      $ 4,945,000
Maximum                       $12,362,500      $ 6,675,750      $ 5,686,750
Supermaximum                  $14,216,875      $ 7,677,113      $ 6,539,763

     (1)  Based on offering price of $10.00 per share.
     (2)  Based on 46% of the conversion valuation range.

BOARD OF DIRECTORS
JUNE 9, 2004
PAGE 5


LIMITING FACTORS AND CONSIDERATIONS
-----------------------------------

     Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the Common Stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of Common Stock in the Offering will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the pro forma market value thereof.

     RP Financial's valuation was determined based on the financial condition and operations of the Bank as of March 31, 2004, the date of the financial data included in the regulatory applications and prospectus.

     RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits the company, its principals or employees from purchasing stock of its client institutions.

     The valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the Company's financial performance and condition, management policies, and current conditions in the equity markets for thrift shares. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update.


                                                  Respectfully submitted,

                                                  RP(R)FINANCIAL, LC.



                                                  /s/ William E. Pommerening

                                                  William E. Pommerening
                                                  Chief Executive Officer



                                                  /s/ James P. Hennessey

                                                  James P. Hennessey
                                                  Senior Vice President

                                TABLE OF CONTENTS
                           LINCOLN PARK BANCORP, INC.
                            LINCOLN PARK, NEW JERSEY


                                                                          PAGE
  DESCRIPTION                                                            NUMBER


CHAPTER ONE                        OVERVIEW AND FINANCIAL ANALYSIS

      Introduction                                                         1.1
      Plan of Reorganization                                               1.1
      Strategic Overview                                                   1.2
      Balance Sheet Trends                                                 1.4
      Income and Expense Trends                                            1.9
      Interest Rate Risk Management                                        1.13
      Lending Activities and Strategy                                      1.14
      Asset Quality                                                        1.17
      Funding Composition and Strategy                                     1.18
      Subsidiary                                                           1.18
      Legal Proceedings                                                    1.18



CHAPTER TWO                        MARKET AREA

      Introduction                                                         2.1
      Market Area Demographics                                             2.2
      Summary of Local Economy and Workforce                               2.4
      Market Area Deposit Characteristics                                  2.6



CHAPTER THREE                      PEER GROUP ANALYSIS

      Peer Group Selection                                                 3.1
      Basis of Comparison                                                  3.2
      Selected Peer Group                                                  3.3
      Financial Condition                                                  3.5
      Income and Expense Components                                        3.8
      Loan Composition                                                     3.11
      Credit Risk                                                          3.13
      Interest Rate Risk                                                   3.15
      Summary                                                              3.15

                                TABLE OF CONTENTS
                           LINCOLN PARK BANCORP, INC.
                            LINCOLN PARK, NEW JERSEY
                                   (CONTINUED)


                                                                          PAGE
  DESCRIPTION                                                            NUMBER


CHAPTER FOUR                        VALUATION ANALYSIS

      Introduction                                                         4.1
      Appraisal Guidelines                                                 4.1
      RP Financial Approach to the Valuation                               4.2
      Valuation Analysis                                                   4.3
             1.   Financial Condition                                      4.3
             2.   Profitability, Growth and Viability of Earnings          4.4
             3.   Asset Growth                                             4.6
             4.   Primary Market Area                                      4.6
             5.   Dividends                                                4.8
             6.   Liquidity of the Shares                                  4.9
             7.   Marketing of the Issue                                   4.10
                       A.  The Public Market                               4.10
                       B.  The New Issue Market                            4.14
                       C.  The Acquisition Market                          4.16
             8.   Management                                               4.17
             9.   Effect of Government Regulation and Regulatory Reform    4.18
      Summary of Adjustments                                               4.18
      Basis of Valuation - Fully-Converted Pricing Ratios                  4.18
      Valuation Approaches:  Fully-Converted Basis                         4.21
      Comparison to Recent Conversions and MHC Offerings                   4.25
      Valuation Conclusion                                                 4.25

                                 LIST OF TABLES
                           LINCOLN PARK BANCORP, INC.
                            LINCOLN PARK, NEW JERSEY



TABLE
NUMBER        DESCRIPTION                                                  PAGE


 1.1       Historical Balance Sheets                                       1.5
 1.2       Historical Income Statements                                    1.10


 2.1       Map of Branch Locations                                         2.1
 2.2       Summary Demographic Data                                        2.3
 2.3       Unemployment Trends                                             2.6
 2.4       Deposit Summary                                                 2.8
 2.5       Deposit Share                                                   2.9


 3.1       Peer Group of Publicly-Traded Thrifts                           3.4
 3.2       Balance Sheet Composition and Growth Rates                      3.6
 3.3       Income as a Percent of Average Assets and
                 Yields, Costs, Spreads                                    3.9
 3.4       Loan Portfolio Composition and Related Information              3.12
 3.5       Credit Risk Measures and Related Information                    3.14
 3.6       Interest Rate Risk Measures and Net Interest
                 Income Volatility                                         3.16


 4.1       Peer Group Market Area Comparative Analysis                     4.7
 4.2       Market Area Unemployment Rates                                  4.8
 4.3       Pricing Characteristics and After-Market Trends                 4.15
 4.4       Calculation of Implied Per Share Data - Incorporating MHC
                 Second Step Conversion                                    4.20
 4.5       MHC Institutions - Implied Pricing Ratios, Full
                 Conversion Basis                                          4.27
 4.6       Public Market Pricing                                           4.28

RP(R) FINANCIAL, LC.
PAGE 1.1

                       I. OVERVIEW AND FINANCIAL ANALYSIS


INTRODUCTION

     Lincoln Park Savings Bank (the "Bank"), organized in 1922, is a New Jersey chartered mutual savings bank headquartered and operating through a single office in Lincoln Park, New Jersey. Headquartered in Morris County, New Jersey since inception, the Bank's deposit and lending activities have been conducted primarily in Morris County and nearby jurisdictions including Bergen, Essex and Passaic Counties. The Bank is a New Jersey chartered savings and loan association which has applied to convert to a New Jersey-chartered savings bank. Management has indicated it believes such approvals will be received within the next several months. The Bank is a member of the Federal Home Loan Bank ("FHLB") system, and its deposits are insured up to the regulatory maximums by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC"). At March 31, 2004, the Bank had $75.3 million in assets, $57.0 million in deposits and total equity of $5.3 million, equal to 7.03% of total assets. The Bank's audited financial statements are included by reference as Exhibit I-1.

PLAN OF REORGANIZATION

     On May 13, 2004, the Board of Directors of the Bank adopted a plan to reorganize from the mutual form of organization to the mutual holding company form of organization. As part of the reorganization, the Bank will become a wholly-owned subsidiary of Lincoln Park Bancorp, Inc. ("Lincoln Park Bancorp" or the "Company"), a federally chartered corporation which will be formed as part of the reorganization. The Company will issue a majority of its common stock to Lincoln Park Bancorp Mutual Holding Company (the "MHC") and sell a minority of its common stock to the public. Concurrent with the reorganization, the Company will retain up to 50% of the net offering proceeds. It is not anticipated that the MHC or the Company will initially engage in any business activity other than ownership of their respective subsidiaries and investment of stock proceeds that are retained by the Company.

     The MHC will own a controlling interest in the Company of at least 51%, and the Company will be the sole subsidiary of the MHC. The Company will own 100% of the Bank's

RP(R) FINANCIAL, LC.
PAGE 1.2


outstanding stock, which will continue to operate as a New Jersey-chartered savings bank. The Company's initial activities will be ownership of its subsidiary, the Bank, investment of the net cash proceeds retained at the holding company level (it is anticipated that the majority of the proceeds will be placed into short-to-intermediate term investment securities) and extending a loan to the Bank's newly-formed employee stock ownership plan ("ESOP"). Subsequent activities of the Company may include payment of regular or special dividends, acquisitions of other financial institutions, acquisitions of other financial service providers and/or stock repurchases.

STRATEGIC OVERVIEW

     Lincoln Park Savings Bank is a community-oriented savings bank, which has emphasized providing financial services that meet the borrowing and savings needs of its local customer base. The Bank maintains an operating strategy that is consistent with a traditional thrift operating strategy, in which 1-4 family residential mortgage loans and retail deposits constitute the principal components of the Bank's assets and liabilities, respectively. Beyond 1-4 family permanent mortgage loans (including home equity loans), the Bank's lending diversification has been fairly limited consisting primarily of commercial real estate loans and, to a lesser extent, multi-family and construction and consumer lending. Pursuant to the Bank's current strategic plan, the Bank plans to continue to emphasize origination of 1-4 family loans and home equity loans for portfolio, that will be supplemented with limited diversification into other types of mortgage and consumer loans.

     Investments serve as a supplement to the Bank's lending activities and the investment portfolio is considered to be indicative of a low credit risk investment philosophy. The investment portfolio is comprised primarily of U.S. Government and agency securities, with the balance of the portfolio consisting of mortgage-backed securities, small balances of corporate and municipal securities and FHLB stock. The Bank also currently maintains a moderate balance of cash and cash equivalents for liquidity purposes.

     Retail deposits have consistently served as the primary interest-bearing funding source for the Bank. Deposit growth has generally been adequate enough to fund most of the Bank's asset growth, with such growth consisting of a mixture of CDs and transaction and savings

RP(R) FINANCIAL, LC.
PAGE 1.3


accounts. The Bank has relatively large balances of non-CD accounts (savings and interest-bearing demand accounts) which have increased modestly as a ratio of total deposits in recent years. The Bank utilizes borrowings as a supplemental funding source to facilitate management of funding costs (i.e., limit the requirement to pay aggressively to attract deposit funds to meet established growth objectives) and interest rate risk. FHLB advances constitute the Bank's principal source of borrowings with many advances consisting of fixed term fixed rate or fixed rate amortizing borrowings.

     The Bank's earnings base is largely dependent upon net interest income and operating expense levels, reflecting the Bank's implementation of a traditional thrift operating strategy. In this regard, the Bank's recent earnings have been favorably impacted by balance sheet growth trends, which have facilitated growth of the net interest margin and improvements to the Bank's efficiency ratio. The increase capital that will result from the infusion of stock proceeds is expected to facilitate some leveraging of the operating expense ratio, as the Bank's stronger pro forma capital position will support further growth of the asset base.

     The post-conversion business plan of the Bank is expected to continue to focus on the products and services that have been traditionally offered by the Bank, as well as the possible introduction of new products and services that will serve to enhance the Bank's competitive position as a full service bank.

     The Bank's Board of Directors has elected to convert to the stock form of ownership to improve the competitive position of the Bank. The capital realized from the minority stock offering will increase the operating flexibility and overall financial strength of the Bank, as well as support the expansion of the Bank's strategic focus of providing competitive community banking services in its local market area. The additional capital realized from stock proceeds will increase liquidity to support funding of future loan growth and other interest-earning assets. The Bank's higher capital position resulting from the infusion of stock proceeds will also serve to reduce interest rate risk, through enhancing the Bank's interest-earning-assets-to-interest-bearing-liabilities ("IEA/IBL") ratio. The additional funds realized from the minority stock offering will provide an alternative funding source to deposits and borrowings in meeting the Bank's future funding needs. Additionally, the Bank's higher equity-to-assets ratio will also better position the Bank to take advantage of expansion opportunities as they arise. Such

RP(R) FINANCIAL, LC.
PAGE 1.4


expansion would most likely occur through the establishment or acquisition of additional banking offices or customer facilities that would provide for further penetration in and around the Bank's current market. The Bank will also be bettered position to pursue growth through de novo branching following the conversion given its strengthened capital position. At this time, the Bank has no specific plans for expansion other through organic growth through its current office facility. The projected use of proceeds are highlighted below.

     o COMPANY. The Company is expected to retain up to 50% of the net offering proceeds. At present, Company funds, net of the loan to the ESOP, are expected to be placed into short to intermediate term investment securities. Over time, Company funds are anticipated to be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock, and the payment of regular and/or special cash dividends.

     o BANK. The majority of the net offering proceeds will be infused into the Bank in exchange for all of the Bank's newly-issued stock. The increase in the Bank's capital will be less, as the amount to be borrowed by the ESOP to fund an 4% stock purchase will be accounted for as a contra-equity. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds, and are expected to initially be invested in short-term investments pending longer term deployment, i.e., funding lending activities and for general corporate purposes.



BALANCE SHEET TRENDS


     GROWTH TRENDS

     Over the last 5 years, the Bank has sought to expand the balance sheet on both a retail basis through expansion of the loan and deposit portfolios as well as on a wholesale basis through growth of the investment portfolio funded by the expanded utilization of borrowed funds. This strategy is evidenced in the summary balance sheet data set forth in Table 1.1, which shows that total assets increased 10.2% annually from $50.0 million at the end of fiscal 1999, to $75.3 million as of March 31, 2004. Balance sheet growth has been primarily realized since the end of fiscal 2000 reflecting the emphasis of on longer term fixed rate mortgage lending commencing in fiscal 2001. Specifically, prior to this time, the Bank's principal mortgage loan

RP(R) FINANCIAL, LC.
PAGE 1.5

                                                              Table 1.1
                                                      Lincoln Park Savings Bank
                                                      Historical Balance Sheets
                                                   (Amount and Percent of Assets)


                                                               As of the Fiscal Year Ended December 31,
                              ------------------------------------------------------------------------------------------------------
                                     1999                 2000                 2001                2002                 2003
                              -------------------  -------------------  -------------------  -------------------  ------------------
                                Amount     Pct       Amount     Pct       Amount     Pct       Amount     Pct       Amount     Pct
                                ------     ---       ------     ---       ------     ---       ------     ---       ------     ---
                                ($000)     (%)       ($000)     (%)       ($000)     (%)       ($000)     (%)       ($000)     (%)
Total Amount of:
  Assets                       $49,963   100.00%    $48,400   100.00%    $52,543  100.00%     $62,560   100.00%    $74,281   100.00%
  Loans receivable (net)        30,889    61.82%     31,012    64.07%     32,198   61.28%      34,410    55.00%     48,193    64.88%
  Term deposits                  3,899     7.80%      2,612     5.40%      2,839    5.40%       2,838     4.54%      1,060     1.43%
  Investment securities - AFS      459     0.92%        893     1.85%      3,408    6.49%       3,652     5.84%      5,811     7.82%
  Investment Securities - HTM    9,426    18.87%      9,667    19.97%      7,642   14.54%      16,378    26.18%     13,507    18.18%
  Deposits                      42,815    85.69%     43,757    90.41%     46,659   88.80%      53,365    85.30%     57,290    77.13%
  FHLB advances                  2,650     5.30%          0     0.00%      1,000    1.90%       4,000     6.39%     11,389    15.33%
  Retained earnings              4,090     8.19%      4,272     8.83%      4,477    8.52%       4,776     7.63%      5,130     6.91%

  Loans/Deposits                          72.15%               70.87%              69.01%                64.48%               84.12%

(continued)

                                                        Compounded
                                                     As of March 31,
                                                         Annual
                                     2004              Growth Rate
                              -------------------  -------------------
                                 Amount     Pct            Pct
                                 ------     ---            ---
                                 ($000)     (%)            (%)

Total Amount of:
  Assets                        $75,347   100.00%        10.15%
  Loans receivable (net)         49,541    65.75%        11.76%
  Term deposits                     665     0.88%       -34.04%
  Investment securities - AFS     5,629     7.47%        80.36%
  Investment Securities - HTM    13,560    18.00%         8.93%
  Deposits                       57,044    75.71%         6.98%
  FHLB advances                  12,347    16.39%           N.M
  Retained earnings               5,297     7.03%         6.27%

  Loans/Deposits                           86.85%

Source: Lincoln Park Savings Bank's audited financial statements and prospectus.

RP(R) FINANCIAL, LC.
PAGE 1.6


products consisted of permanent adjustable rate mortgage loans and hybrid loans (i.e., loans which were fixed for a period (five or seven years) and then converted to an adjustable rate loan. Demand for this product has historically been limited in the Bank's market, which limited the Bank's overall growth potential. With the introduction of 15 and 30 year fixed rate 1-4 family mortgage loans priced on a competitive basis in fiscal 2001, the Bank realized significant growth in loan balances (and overall earnings). Management has sought to partially mitigate the interest rate risk associated with long term fixed rate mortgage loans by partially funding the growth through fixed rate borrowings. While the terms on the Bank's recent borrowings are shorter than the terms of the fixed rate loans placed into portfolio, management has indicated it is willing to incur what it perceives to be a manageable level of interest rate risk to enhance the Bank's overall earnings levels.

     In the future, management has indicated that it will be seeking to continue to grow the loan portfolio and believes that past elements of growth (permanent fixed rate mortgages and home equity loans) will comprise the majority of future growth.

     The Bank's assets are funded through a combination of deposits, borrowings and retained earnings. Deposits have always comprised the majority of funding liabilities, increasing at an annual rate of 7.0% since 1999. Borrowings have increased more rapidly reflecting certain asset-liability management strategies and a desire to continue to expand the balance sheet while constraining the cost of its deposit funds as noted above.

     Annual equity growth equaled 6.3% since the end of fiscal 1999. The post-offering equity growth rate is expected to initially fall below historical levels given the increased equity, the initial anticipated low return on the net offering proceeds in the current interest rate environment and the cost of the stock benefit plans and public company reporting. Over the longer term, as the new equity is leveraged through growth, the return on equity is expected to improve.


     LOANS RECEIVABLE

     As the result of relatively strong loan portfolio growth realized over the last several fiscal years (48.9% for the two years ended December 31, 2003), the Bank's loans receivable balance reflected an annualized rate of increase of 11.6% from year end of 1999 through March

RP(R) FINANCIAL, LC.
PAGE 1.7


31, 2004. The Bank's historical emphasis on 1-4 family lending is reflected in its loan portfolio composition, as 70.9% of total loans receivable consisted of 1-4 family mortgage loans at March 31, 2004, which reflects a modest increase from the 62.2% ratio maintained at December 31, 2002. The increase in the ratio of 1-4 family mortgage loans has been largely due to an increase in the balance of 1-4 family loans outstanding, as opposed to a reduction of other types of loans. Further reflecting the Bank's emphasis on 1-4 family mortgage lending, the Bank has been an active home equity lender as such loans combined to total 23.2% of total loans as of March 31, 2004.

     Commercial real estate/multi-family loans represent the most significant area of lending diversification for the Bank, with such loans equaling 4.7% of total loans outstanding as of March 31, 2004. The Bank's diversification into construction and consumer types of lending (excluding home equity lending) has been limited and there has been little change in the outstanding balance of those loans since year end 2002.


     CASH, INVESTMENTS AND MORTGAGE-BACKED SECURITIES

     The intent of the Bank's investment policy is to provide adequate liquidity, to generate a favorable return on excess investable funds and to support the established credit and interest rate risk objectives. The ratio of cash and investments to assets has diminished slightly over the last several years owing to comparatively strong loan growth in fiscal 2002 and fiscal 2003.

     The Bank's investment securities and MBS equaled $19.2 million, or 33.3% of total assets, as of March 31, 2004, while cash and interest bearing deposits and term deposits totaled $4.6 million, or 6.2% of assets. As of March 31, 2004, the cash and investments portfolio consisted of cash, interest-earning deposits in other financial institutions, mortgage-backed securities issued by Ginnie Mae, Fannie Mae or Freddie Mac, U.S. government agency obligations including callable securities, and other high quality investments, including those issued by corporate and municipal issuers. Additionally, the Bank maintains permissible equity investments such as FHLB stock. The majority of the Bank's investment securities are classified as held-to-maturity ("HTM") ($13.6 million or 18.0% of assets) while the balance is classified as available for sale ("AFS") ($5.6 million or 7.5% of assets (see Exhibit I-3 for the investment portfolio composition).

RP(R) FINANCIAL, LC.
PAGE 1.8


     The majority of recent investment purchases by the Bank have consisted of step-up securities issued by U.S. agencies. Such securities typically have a rate which increases incrementally over the remaining life of the security, as well as a call feature which may be exercised by the issuer (the call provision is likely to be exercised in the event that the interest rate steps up (i.e., increases) to levels in excess of the current market rate for a fixed rate security with a comparable maturity.

     No major changes to the composition and practices with respect to the management of the investment portfolio are anticipated over the near term. The level of cash and investments is anticipated to increase initially following the Minority Stock Issuance, pending gradual redeployment into higher yielding loans.


     FUNDING STRUCTURE

     Retail deposits have consistently met the substantial portion of balance sheet funding. Since fiscal year-end 1999, deposits have grown at a 6.8% compounded annual rate, with the largest portion of the growth being realized in savings and transaction accounts. In this regard, the proportion of CDs to total deposits has declined from 48.9% at fiscal year end 2002, to 45.7% as of March 31, 2004, as checking and savings accounts reflect a growing portion of the deposit base.

     The Bank has increasingly utilized borrowed funds, with borrowed funds consisting solely of FHLB advances. As of March 31, 2004, borrowed funds totaled $14.4 million (in the form of FHLB advances), representing 19.1% of total assets. The Bank typically utilizes borrowings: (1) when such funds are priced attractively relative to deposits; (2) to lengthen the duration of liabilities;
(3) to enhance earnings when attractive revenue enhancement opportunities arise; and (4) to generate additional liquid funds, if required. Recent growth in borrowings was primarily attributable to management's efforts to lock in to what it perceived to be attractive rates on longer term funds.


     CAPITAL

     Annual capital growth for the Bank has been moderate since the end of 1999, equal to 6.3% on a compounded annual basis. As of March 31, 2004, the Bank's equity totaled $5.3

RP(R) FINANCIAL, LC.
PAGE 1.9


million, or 7.03% of total assets. The Bank maintained capital surpluses relative to its regulatory capital requirements at March 31, 2004, and thus qualified as a "well capitalized" institution. The offering proceeds will serve to further strengthen the Bank's regulatory capital position and support further growth. The equity growth rate is expected to slow for the Bank on a post-offering basis given the pro forma increase in equity, low reinvestment yields currently available and the potential dividend policy over the long term (dividends are not anticipated to be paid initially).


INCOME AND EXPENSE TRENDS

     Table 1.2 shows the Bank's historical income statements for the past five years and for the twelve months ended March 31, 2004. The Bank reported positive earnings over the past five and one-quarter years, ranging from a low of $176,000, equal to 0.36% of average assets during fiscal 2000 to a high of $452,000, or 0.64% of average assets reported for the twelve months ended March 31, 2004. Consistent with the Bank's traditional thrift operating strategy, net interest income and operating expenses have been the dominant components of the Bank's earnings. Non-interest operating income derived from the Bank's retail banking activities has been a limited contributor to the Bank's earnings. Loan loss provisions, as well as non-operating income items, have had only a modest impact on the Bank's earnings over the past five and one-quarter years.


     NET INTEREST INCOME

     The Bank maintained a healthy net interest margin throughout the period shown in Table 1.2, which has been supported by a favorable yield-cost spread. Net interest income reflects a growth trend over the past five and one-quarter years, both as a result of balance sheet growth and a modest increase in the ratio of higher yielding loans. However, the ratio of net interest income reflects a reduction in the most recent fiscal year as the impact of lost yield on refinancing mortgage loans as well as portfolio loan modifications (i.e., loans in portfolio where a rate concession was provided to the borrower) was not matched by reductions in the Bank's cost of funds. Specifically, net interest income increased from $1.6 million in fiscal 1999 to $2.2 million for the twelve months ended March 31, 2004. However, the ratio of net interest income

RP(R) FINANCIAL, LC.
PAGE 1.10

                                                    Table 1.2
                                            Lincoln Park Savings Bank
                                           Historical Income Statements


                                                           As of the Fiscal Year Ended December 31,
                                                 ---------------------------------------------------------------
`                                                       1999                 2000                 2001
                                                 -------------------  -------------------  -------------------
                                                  Amount     Pct(1)    Amount     Pct(1)    Amount     Pct(1)
                                                  ------     ------    ------     ------    ------     ------
                                                  ($000)      (%)      ($000)      (%)      ($000)      (%)
Interest Income                                   $3,271      6.64%    $3,324      6.76%    $3,294      6.53%
Interest Expense                                  (1,645)    -3.34%    (1,722)    -3.50%    (1,692)    -3.35%
                                                  ------     ------    ------     ------    ------     ------
  Net Interest Income                             $1,626      3.30%    $1,602      3.26%    $1,602      3.17%
Provision for Loan Losses                            (46)    -0.09%        24      0.05%        (5)    -0.01%
                                                  ------     ------    ------     ------    ------     ------
  Net Interest Income after Provisions            $1,580      3.21%    $1,626      3.31%    $1,598      3.17%

Other Operating Income                                91      0.18%        91      0.19%        98      0.19%
Operating Expense                                 (1,338)    -2.72%    (1,440)    -2.93%    (1,400)    -2.77%
                                                  ------     ------    ------     ------    ------     ------
  Net Operating Income                            $  333      0.68%    $  277      0.56%    $  296      0.59%

Impairment Loss On Securities                     $    -      0.00%    $    -      0.00%    $   (1)     0.00%
Net Gain(Loss) on Sale of Investments                  -      0.00%         -      0.00%         -      0.00%
Net Gain(Loss) on Calls of Term Deposits and Sec.      -      0.00%         -      0.00%         -      0.00%
                                                  ------     ------    ------     ------    ------     ------
  Total Non-Operating Income/(Expense)            $    -      0.00%    $    -      0.00%    $   (1)     0.00%

Net Income Before Tax                             $  333      0.68%    $  277      0.56%    $  294      0.58%
Income Taxes                                        (122)    -0.25%      (101)    -0.21%      (104)    -0.21%
                                                  ------     ------    ------     ------    ------     ------
 Net Income (Loss) Before Extraord. Items         $  211      0.43%    $  176      0.36%    $  191      0.38%

ESTIMATED CORE NET INCOME
Net Income                                        $  211      0.43%    $  176      0.36%    $  191      0.38%
Addback(Deduct): Non-Recurring (Inc)/Exp               -      0.00%         -      0.00%         1      0.00%
Tax Effect (1)                                         -      0.00%         -      0.00%        (1)     0.00%
                                                  ------     ------    ------     ------    ------     ------
  Estimated Core Net Income                       $  211      0.43%    $  176      0.36%    $  192      0.38%


Memo:
      Expense Coverage Ratio (1)                  121.56%              111.25%              114.46%
      Efficiency Ratio (2)                         77.91%               85.06%               82.34%
      Effective Tax Rate                           36.61%               36.53%               35.22%

(continued)

                                                 As of the Fiscal Year Ended December 31,
                                                 ---------------------------------------    Twelve Months End.
                                                        2002                 2003             March 31, 2004
                                                 -------------------  -------------------  -------------------
                                                  Amount     Pct(1)    Amount     Pct(1)    Amount      Pct(1)
                                                  ------     ------    ------     ------    ------      ------
                                                  ($000)      (%)      ($000)      (%)      ($000)       (%)

Interest Income                                   $3,230      5.85%    $3,262      4.84%    $3,365       4.80%
Interest Expense                                  (1,311)    -2.37%    (1,215)    -1.80%    (1,195)     -1.70%
                                                  ------     ------    ------     ------    ------      ------
  Net Interest Income                             $1,919      3.48%    $2,047      3.04%    $2,171       3.10%
Provision for Loan Losses                             (9)    -0.02%       (35)    -0.05%        (9)     -0.01%
                                                  ------     ------    ------     ------    ------      ------
  Net Interest Income after Provisions            $1,910      3.46%    $2,012      2.98%    $2,162       3.08%

Other Operating Income                                98      0.18%       111      0.16%       111       0.16%
Operating Expense                                 (1,447)    -2.62%    (1,549)    -2.30%    (1,557)     -2.22%
                                                  ------     ------    ------     ------    ------      ------
  Net Operating Income                            $  561      1.02%    $  574      0.85%    $  717       1.02%

Impairment Loss On Securities                     $  (85)    -0.15%    $    -      0.00%    $    0       0.00%
Net Gain(Loss) on Sale of Investments                  -      0.00%        47      0.07%        42       0.06%
Net Gain(Loss) on Calls of Term Deposits and Sec.    (27)    -0.05%        (2)     0.00%         -       0.00%
                                                  ------     ------    ------     ------    ------      ------
  Total Non-Operating Income/(Expense)            $ (112)    -0.20%    $   45      0.07%    $   42       0.06%

Net Income Before Tax                             $  449      0.81%    $  619      0.92%    $  759       1.08%
Income Taxes                                        (172)    -0.31%      (248)    -0.37%      (307)     -0.44%
                                                  ------     ------    ------     ------    ------      ------
 Net Income (Loss) Before Extraord. Items         $  277      0.50%    $  371      0.55%    $  452       0.64%

ESTIMATED CORE NET INCOME
Net Income                                        $  277      0.50%    $  371      0.55%    $  452       0.64%
Addback(Deduct): Non-Recurring (Inc)/Exp             112      0.20%       (45)    -0.07%       (42)     -0.06%
Tax Effect (1)                                       (46)    -0.08%        18      0.03%        17       0.02%
                                                  ------     ------    ------     ------    ------      ------
  Estimated Core Net Income                       $  343      0.62%    $  345      0.51%    $  427       0.61%


Memo:
      Expense Coverage Ratio (1)                  132.61%              132.17%              139.47%
      Efficiency Ratio (2)                         71.75%               71.77%               68.21%
      Effective Tax Rate                           38.32%               40.05%               40.44%

(1)  Net interest income divided by operating expenses.
(2) Operating expenses as a percent of the sum of net interest income and other operating income (excluding gains on sale).

Source: Lincoln Park Savings Bank's audited financial statements and prospectus.

RP(R) FINANCIAL, LC.
PAGE 1.11


to average assets peaked in fiscal 2002 at 3.48% of average assets and has subsequently trended downward to equal 3.10% of average assets for the twelve months ended March 31, 2004.

     The foregoing trends with regard to the reduction in the ratio of net interest income to average assets are the result of declining interest rate spreads; the dollar amount of net interest income has increased, notwithstanding the declining spreads, as it was more than offset by growth in interest-earning assets. Spread compression has been experienced by the Bank as a result of payoffs among the Bank's higher rate loans, rate modifications extended to existing borrowers to forestall refinancing with another lender and the limited ability to reduce deposit costs which are near zero in the current interest rate environment. Specifically, the Bank's interest rate spread decreased from 3.48% in fiscal 2002, to 3.04% in fiscal 2003 and 3.12% during the three months ended March 31, 2004 (see Exhibit I-4). The initial reinvestment of the offering proceeds should increase net interest income; however, the initial reinvestment yields are expected to depress overall asset yields, interest spreads and the interest income ratio.


     LOAN LOSS PROVISIONS

     Over the past five and one-quarter years, credit quality related losses generally have not been a material factor in the Bank's earnings, a characteristic which has been supported by maintenance of generally favorable credit quality measures and a loan portfolio composition that consists of a high concentration of relatively low risk 1-4 family permanent mortgage loans and home equity loans. The highest amount of loan loss provisions established by the Bank over the past five and one-quarter years was in 1999, in which loan loss provisions established equaled $55,000, or 0.11% of average assets. Loan loss provisions established by the Bank over the past two and one-quarter years have been nominal. For the 12 months ended March 31, 2004, loan loss provisions totaled $9,000, or 0.01% of average assets, which is modestly below the level reported in fiscal 2003. Going forward, the Bank will continue to evaluate the adequacy of the level of general valuation allowances ("GVAs") on a regular basis, and establish additional loan loss provisions in accordance with the Company's asset classification and loss reserve policies.

RP(R) FINANCIAL, LC.
PAGE 1.12


     NON-INTEREST INCOME

     Consistent with the Bank's adherence to a traditional thrift operating philosophy and resultant limited diversification, sources of non-interest operating income have been a somewhat modest contributor to the Bank's earnings. Throughout the period shown in Table 1.2, sources of non-interest operating income have remained relatively stable and equaled $111,000, or 0.16% of average assets for the twelve months ended March 31, 2004. Sources of non-interest operating income consist substantially of fees and service charges generated from the Bank's retail customer base, with the general upward trend in the non-interest operating income ratio supported by growth of transaction accounts. Overall, beyond the Bank's limited diversification in general, the Bank historically has not sold loans to the secondary market that would provide additional sources of non-interest income derived through loan servicing income and loan sale gains. Given that no major changes to the Bank's operations are anticipated which would result in a major increase in fee generating deposit accounts or other products and services, the Bank's earnings can be expected to remain highly dependent upon the net interest margin.


     OPERATING EXPENSES

     The Bank's operating expenses have increased in recent years due to expanded business volumes which has resulted in growth of both the retail deposit base and loan portfolio. As a result, since 1999, annual operating expenses have increased from $1.3 million to $1.6 million. However, the increases in the Bank's overhead costs have been comparatively modest in relation to asset growth, which has resulted in a reduction in the Bank's ratio of operating expenses to average assets, from 2.93% of average assets in fiscal 2000 to 2.22% for the twelve months ended March 31, 2004.

     Operating expenses are expected to increase on a post-offering basis as a result of the expense of the stock-related benefit plans and the costs related to operating as a public company. At the same time, continued balance sheet growth and reinvestment of the offering proceeds should largely offset the anticipated expense increase.

RP(R) FINANCIAL, LC.
PAGE 1.13


     NON-OPERATING INCOME/EXPENSE

     Non-operating income and expenses have had a limited impact on earnings over the last five fiscal years, and have primarily consisted of gains on the sale of securities, impairment losses on securities and losses on securities called by issuers prior to their contractual maturities. For the twelve months ended March 31, 2004, non-operating income was comprised of gains on the sale of securities totaled $42,000, equal to 0.06% of average assets.


     TAXES

     The Bank's average tax rate has increased since fiscal 2001, reflecting a change in New Jersey's corporate tax laws which increased the Bank's effective tax rate. For the twelve months ended March 31, 2004, the Bank's effective tax rate equaled 40.4%, which approximated the rate reported for fiscal 2003.


     EFFICIENCY RATIO

     The Bank's efficiency ratio has been more favorable over the last fifteen months largely owing to expansion of the net interest margin, which is attributable to balance sheet growth which has more than offset the negative impact of spread compression and modest increases to the Bank's operating expense ratio. Specifically, the efficiency ratio diminished from 85.1% in fiscal 2000 to 68.2% for the 12 months ended March 31, 2004. On a post-offering basis, the efficiency ratio may show some slight improvement, although low reinvestment yields may limit the benefit.


INTEREST RATE RISK MANAGEMENT

     The Bank's balance sheet is liability-sensitive in the short-term (less than one year) and, thus, the net interest margin will typically be adversely affected during periods of rising and higher interest rates. As of March 31, 2004, the Net Portfolio Value ("NPV") analysis provided by the Office of Thrift Supervision ("OTS") indicated that a 200 basis point instantaneous and permanent increase in interest rates would result in a 360 basis point reduction in the NPV ratio, and result in a post-shock NPV ratio equal to 6.98% of assets (see
Exhibit I-5). These rate shock

RP(R) FINANCIAL, LC.
PAGE 1.14


simulations indicate a moderate level of risk exposure pursuant to OTS definitions. By way of comparison, OTS estimates NPV data on a regional and national basis. Based on OTS estimates incorporating December 31, 2003 financial data and market rate information, assuming a positive 200 basis point instantaneous and permanent rate shock, the post-shock NPV ratio for all thrifts operating in the OTS Northeast Region equaled 9.24 percent, which reflects a 183 basis point decline relative to the base scenario.

     The NPV analysis is an indicator to the risk of earnings in a volatile interest rate environment as it incorporates changing assumptions with respect to maturity and repricing of assets and liabilities. The OTS NPV analysis indicates that the Bank has a lower post-shock NPV ratio and higher interest sensitivity measure (i.e., the change in the post-shock NPV ratio is more greater) pursuant to a rising interest rate scenario, which is typically the more adverse scenario for a thrift institution. In this regard, the Bank's interest rate risk exposure is primarily the result of the large balance of permanent long-term fixed rate mortgage which predominate the loan portfolio, and which are primarily funded by comparatively short term deposits and borrowed funds.

     Overall, the data suggests that the Bank's earnings would be adversely impacted by increasing interest rates. On a pro forma basis, the Bank's interest rate risk position is expected to improve as the proceeds from the Minority Stock Issuance are reinvested in interest earning assets.


LENDING ACTIVITIES AND STRATEGY

     The Bank's lending activities have traditionally emphasized 1-4 family permanent mortgage loans and 1-4 family permanent mortgage loans continue to comprise the largest concentration of the loan portfolio. Beyond 1-4 family loans, lending diversification by the Bank primarily includes home equity loans, and to a lesser extent, loans secured by commercial real estate and multi-family loans, construction loans, and consumer loans. Details regarding the Bank's loan portfolio composition and characteristics are included in Exhibits I-6, I-7 and I-8. As of March 31, 2004, permanent first mortgage loans secured by residential properties totaled $35.2 million, equal to 70.9% of total loans, while home equity lines of credit and home equity loans together totaled $11.5 million, or 23.3% of loans. Commercial real estate and multi-family

RP(R) FINANCIAL, LC.
PAGE 1.15


together approximated 4.8% of total loans, while the modest remaining balance of the loan portfolio was comprised of construction loans and various types of consumer credit.

     RESIDENTIAL LENDING

     At March 31, 2004, the Bank's loan portfolio was concentrated in 1-4 family residential mortgage loans totaling $35.2 million, or 70.9% of loans receivable. The Bank originates permanent first mortgage loans (primarily fixed rate and a minor amount of adjustable rate) for portfolio. Fixed rate residential loans originated have terms of 15, 20, or 30 years, with loan-to-value ("LTV") ratios of up to 80%. However, as part of a special mortgage loan program for properties within its primary market area, the Bank will extend loans with LTVs of up to 89% without requiring private mortgage insurance. The Bank also offers one hybrid loan product (a 7/23 two-step loans) and various types of adjustable rate mortgage ("ARM") loans that are held for portfolio, although the demand for such loans has historically been low. Residential ARM loans generally have up to 30 year terms and an interest rate that adjusts every one or three years following an initial period when the loan may be fixed for up to the first ten years of the loan. ARM loans adjust in accordance with an index tied to the U.S. treasury securities of a constant comparable maturity. The Bank generally offers discounted initial rates, and the loan terms include caps on the allowable changes in the interest rate over the life of the loans.

     As a complement to the 1-4 family permanent mortgage lending activities, the Bank also offers home equity loans including fixed rate amortizing term loans ("HELs") as well as variable rate lines of credit ("HELOCs"). Such loans typically have shorter maturities and higher interest rates than traditional 1-4 family lending and is consistent with the Bank's residential lending orientation and desire to provide a full range of products and services to its customer base. Adjustable rate home equity lines of credit are tied to the prime rate of interest and carry a 20 year repayment period. Fixed rate home equity loans generally have 5 to 10 year terms, but may extend up to 20 years. The maximum loan amount is $350,000 for home equity loans. This type of lending will continue to be emphasized by the Bank in the future, due to the comparatively higher yields and perceived moderate credit risk associated with these loans, along with the benefits in terms of interest rate risk (the loans either change with any change in the prime rate of interest, or have fixed rates for fixed terms which average 15 years). As of

RP(R) FINANCIAL, LC.
PAGE 1.16


March 31, 2004, home equity lines of credit and home equity loans totaled $4.3 million (8.7% of loans) and $7.2 million (14.6% of loans), respectively.

     MULTI-FAMILY AND COMMERCIAL MORTGAGE LENDING

     Lincoln Park Savings Bank has historically been a moderately active originator of commercial and multi-family/mixed use commercial real estate loans. Typically, these properties are small commercial buildings (i.e., offices, retail shops, etc.), many of which are owner occupied. The Bank does not strongly emphasize such lending, and the balance of these loans has remained relatively flat over the last several years. This type of lending remains attractive due to the higher yields and shorter durations of these loans. As of March 31, 2004, multi-family and commercial mortgage loans totaled $321,000 (0.7% of loans) and $2.0 million (4.1% of loans), respectively.

     Multi-family and commercial mortgage loans are typically offered with adjustable rates of interest, which typically adjust every five years based on changes in the five year FHLB advance rate. Such loans typically possess amortization periods of up to 25 years, and loan-to-value ratios of up to 75%, and target a debt-coverage ratio of at least 1.3 times.

     CONSTRUCTION LOANS

     Lincoln Park Savings Bank also originates construction loans on local residential property, as a strategy to enhance the overall yield of the loan portfolio, shorten the term to maturity of the loan portfolio, and increase the Bank's presence in the local market area in connection with builders and real estate agents. Construction loans are made on sites that are pre-sold to the end user, and the loans are made to the end user. Construction loan terms include a maximum LTV of 80%, and terms of no more than one year.

     CONSUMER LOANS

     Consumer lending by the Bank (other than home equity lending referenced above) is relatively modest and primarily consists of lending on the security of a deposit account or auto loans. The Bank also offers unsecured personal loans and checking overdraft loans. Such lending has been relatively limited historically and is expected to remain limited over the

RP(R) FINANCIAL, LC.
PAGE 1.17


foreseeable future. As of March 31, 2004, consumer loans excluding HELs and HELOCs totaled $403,000, equal to 0.9% of total loans.


     LOAN ORIGINATIONS, PURCHASES AND SALES

     Exhibit I-9 provides a summary of the Bank's lending activities over the past two and one-quarter years. Reflecting the emphasis on 1-4 family permanent mortgage and home equity lending, such loans comprised the substantial majority of loan originations over this time frame. Specifically, during fiscal 2003, permanent 1-4 family mortgage loan originations totaled $19.7 million in fiscal 2003 (63% of total originations) and HEL and HELOC loan originations totaled an additional $10.9 million (35% of total originations). Originations of 1-4 family loans were notably higher during 2003 compared to 2002 ($19.7 million versus $5.6 million), which was supported by declining mortgage rates that triggered an increase in demand for loans to be refinanced as well as for loans to fund purchases of new and existing homes.

     As reflected in Exhibit I-9, loan purchases and sales have been limited, as the Bank is primarily a portfolio lender. The only purchases and sales which have been consummated over the last several years have involved multi-family and commercial mortgage loans.


ASSET QUALITY

     The Bank's asset quality has historically been strong and the level of non-performing assets ("NPAs") is low currently. As reflected in Exhibit I-10, the NPA balance was $131,000, equal to 0.17% of assets, consisting of solely of non-accruing 1-4 family mortgage loans.

     The Bank's management reviews and classifies loans on a monthly basis and establishes loan loss provisions based on the overall quality, size and composition of the loan portfolio, as well other factors such as historical loss experience, industry trends and local real estate market and economic conditions. The Bank maintained valuation allowances of $110,000 at March 31, 2004, equal to 0.17% of total assets while reserve coverage in relation to NPAs equaled 83.97% (see Exhibits I-10 and I-11).

RP(R) FINANCIAL, LC.
PAGE 1.18


FUNDING COMPOSITION AND STRATEGY

     Deposits have consistently been the Bank's primary source of funds. As of March 31, 2004, deposits totaled $57.0 million, which reflects 7.0% compounded annual growth since the end of fiscal 1999. Deposit growth was comparatively stronger in fiscal 2001 through fiscal 2003 as the Bank sought to fund balance sheet expansion, primarily driven by growth realized in the loan portfolio.

     Lower costing savings and transaction accounts totaling $30.9 million comprised approximately 54% of the Bank's deposits at March 31, 2004. The proportion of savings and transaction accounts reflects a modest increase since fiscal 2002, largely reflecting a desire for liquidity among many of the Bank's depositors in view of the volatile stock market environment.. The balance of the deposit base is comprised of CDs, the majority of which have remaining maturities of one year or less. As of March 31, 2004, CDs with balances equal to or in excess of $100,000 equaled $3.3 million.

     The Bank has utilized borrowings in the recent past to assist in funding operations, and borrowed funds totaled $12.3 million as of March 31, 2004, consisting of FHLB advances. The level of borrowings reflects a growth trend since fiscal 1999 as the Bank has sought to leverage the capital and manage its exposure to interest rate risk, particularly as it significantly increased the investment in fixed rate loans. In the future, the Bank may likely continue to utilize FHLB advances in connection with potential leveraging and/or interest rate risk management strategies, particularly if interest rates begin to increase.


SUBSIDIARY

     The Bank does not currently have any operating subsidiaries and does not have any intention to form subsidiaries at this time.


LEGAL PROCEEDINGS

     Other than the routine legal proceedings that occur in the Bank's ordinary course of business, the Bank is not involved in litigation which is expected to have a material impact on the Bank's financial condition or operations.

RP(R) FINANCIAL, LC.
PAGE 2.1


                                 II. MARKET AREA


INTRODUCTION

     Chartered in 1922 and operating continuously since that time in Morris County, New Jersey, the Bank currently conducts operations out of a single office facility in Lincoln Park, New Jersey. The Bank's office is located approximately 30 miles west of New York City and is within the New York Primary Metropolitan Statistical Area ("PMSA").

     The Bank currently serves Morris County and surrounding contiguous areas of Northern New Jersey including Passaic, Bergen and Essex Counties. In this regard, the Bank's markets are generally suburban in character and possess a relatively large employment base, supported by a diverse array of industries and employers. They also serve as bedroom communities for nearby New York City as well as other nearby suburban areas in northern New Jersey and downstate New York. Residents of the Bank's markets in Morris County and the surrounding areas are typically middle to upper middle class as the number of individuals with incomes below the poverty level are limited. A map showing the location of the Bank's office in Morris County and surrounding areas of Essex and Passaic Counties in New Jersey is set forth below and details regarding the Bank's office and recent trends with respect to market interest rate levels are set forth in Exhibit II-1 and II-2, respectively.

                                    Table 2.1
                            Lincoln Park Savings Bank
                             Map of Branch Locations


                                    [PICTURE]

RP(R) FINANCIAL, LC.
PAGE 2.2


     Future growth opportunities for the Bank depend on the future growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment. These factors have been briefly examined in the following pages to help determine the growth potential that exists for the Bank and the relative economic health of the Bank's market area. The growth potential and the stability provided by the market area have a direct bearing on the market value of the Bank and will be factored into our valuation analysis accordingly.


MARKET AREA DEMOGRAPHICS

     Growth trends for Morris County are moderate, modestly exceeding the average for the state of New Jersey as a whole (see Table 2.2). Overall, Morris County appears to provide relatively attractive growth potential for the Bank based on: (1) the market's relatively strong population and household growth trends; and (2) the overall affluence of the market served in terms of various wealth measures including the level of household income and per capita income and the related income growth rates.

              The size and scope of the Morris County market is evidenced by the demographic data in Table 2.2 which shows that as of 2003, the total population of Morris County was 486,000, while the total population of areas proximate to the Bank's office including Bergen, Essex, Morris and Passaic Counties totaled
2.7 million. As referenced above, population growth for Morris County has been in the range of 1% annually over the last several years reflecting the attractiveness of the area as an area to live and work. Growth in households has paralleled trends with respect to population, as household growth rates for Morris County approximated 0.9% annually for the three year period through 2003.

     Median household and per capita income levels in Morris County were highly favorable in comparison to both the state and national averages. Specifically, the median household income in Morris County was estimated at $85,520 as compared to $61,179 for the state as a whole (40% higher than the state average) while per capita income levels as of 2003 equaled $40,931 and $29,877 for Morris County and the State of New Jersey. Household income distribution patterns provide empirical support for earlier statements regarding the affluent nature of the Bank's market as approximately 74% of all households had income

RP(R) FINANCIAL, LC.
PAGE 2.3



                                                         Table 2.2
                                                 Lincoln Park Savings Bank
                                                  Summary Demographic Data


                                               BASE           CURRENT         PROJECTED        % CHANGE         % CHANGE
                                               2000             2003            2008           2000-2003        2003-2008
                                               ----             ----            ----           ---------        ---------
STATE OF NJ
Total Population:                             8,414,350       8,648,219        9,037,548             2.78             4.50
  0-14 Age Group (%):                                21              21               20             1.21             0.42
  15-34 Age Group (%):                               26              25               25            -1.45             2.51
  35-54 Age Group (%):                               31              31               30             2.94             1.77
  55+ Age Group (%):                                 22              24               26             9.02            13.76

Total Households:                             3,064,645       3,160,106        3,320,536             3.11             5.08
  $0-24K Households (%):                             21              19               17            -6.28            -6.49
  $25-50K Households (%):                            24              22               27            -4.42            25.93
  $50K+ Households (%):                              55              58               63            10.00            13.04

Average Household Income:                        73,287          81,112           91,568            10.68            12.89
Median Household Income:                         55,908          61,179           68,083             9.43            11.28
Per Capita Income:                               27,006          29,877           33,872            10.63            13.37


MORRIS COUNTY
Total Population:                               470,212         486,034          512,508             3.36             5.45
  0-14 Age Group (%):                                21              21               20             2.30             1.81
  15-34 Age Group (%):                               24              22               22            -2.69             4.47
  35-54 Age Group (%):                               34              33               32             2.43            -0.27
  55+ Age Group (%):                                 22              23               26            12.48            17.75

Total Households:                               169,711         176,787          188,847             4.17             6.82
  $0-24K Households (%):                             11              10                9            -6.32            -5.58
  $25-50K Households (%):                            18              16               21            -5.49            39.30
  $50K+ Households (%):                              71              74               77             8.18            12.04

Average Household Income:                       101,570         111,871          125,985            10.14            12.62
Median Household Income:                         77,714          85,520           95,195            10.04            11.31
Per Capita Income:                               36,964          40,931           46,650            10.73            13.97


SOURCE: CLARITAS

RP(R) FINANCIAL, LC.
PAGE 2.4


levels in excess of $50,000 annually in 2003, as compared to an average of 58% for the State of New Jersey. The relatively high levels of personal income and expected income growth are evidence of the strong fundamentals of the local economy.


SUMMARY OF LOCAL ECONOMY AND WORKFORCE

     The Bank's markets in Morris County have a relatively large and well educated population. Moreover, the total population of 486,000 is projected to increase by 5.5% over the next five years. Forty-four percent of the population aged 25 and over has at least a college degree with 17% holding a graduate degree. For the segment of the population aged 25 and over, approximately 91% have at least a high school degree or more.

     The highly educated workforce and the attractiveness of Morris County's suburban location, coupled with its proximity to New York, have all led to a diverse and technology-oriented employment base. Seventy-four percent of the Morris County labor force is in white collar occupations: 39% of these white collar jobs are classified as executive, managerial and professional and 35% are classified as technical, sales and administrative jobs. Approximately 17% of workers in Morris County are more oriented toward manufacturing and trade operations. Over 108,000 or 42% of Morris County residents that are in the labor force commute to jobs outside of Morris County, including many that commute to high paying jobs in or near New York City. Conversely, over 154,000 workers commute into Morris County on a daily basis, primarily from surrounding counties.

     These foregoing trends with respect to the labor force of the Bank's primary market are shown graphically on the following page.

RP(R) FINANCIAL, LC.
PAGE 2.5


                                    [PICTURE]











     Morris County has a blend of corporate headquarters, office/business parks, and firms involved in research and development. This translates into 52 Fortune 500 Companies with a headquarters offices or major facility (more than 100 employees) located here, 23 million square feet of office space, and 39 million square feet of industrial space. The leading industries in Morris include Finance, Insurance, Real Estate, Pharmaceuticals, Health Services, Research and Development, and High Technology in both hardware and software development.


UNEMPLOYMENT TRENDS

     Unemployment trends in the market area and New Jersey are displayed in Table 2.3. The unemployment rates in the Bank's markets were lower than the New Jersey and national averages as of March 2003 and March 2004, evidence of the relatively stable and generally healthy economy of the market area served by the Bank. Additionally, unemployment rates in

RP(R) FINANCIAL, LC.
PAGE 2.6


the market area have been trending downward reflecting favorable economic trends, both locally, regionally and nationally.

                                    Table 2.3
                            Lincoln Park Savings Bank
                             Unemployment Trends(1)


                                       March 2003                    March 2004
     Region                           Unemployment                 Unemployment
     ------                           ------------                 ------------

     United States                        5.8%                          5.7%
     New Jersey                           6.1%                          5.2%
     Morris County                        4.8%                          3.8%


     (1)  Unemployment rates are not seasonally adjusted.

     Source: U.S. Bureau of Labor Statistics.


MARKET AREA DEPOSIT CHARACTERISTICS

     As a savings institution with its primary business functions of real estate lending and the gathering of deposits in northern New Jersey, the Bank's primary competitors are: (1) other financial institutions with offices proximate to the Bank's locations; (2) other mortgage loan originators; (3) those depository and lending organizations not physically located within the Bank's markets, but capable of doing business remotely through the Internet or by other means; and
(4) other competitors such as investment firms, mutual funds, insurance companies, etc.

     Competition among financial institutions in the Bank's market is significant. As larger institutions compete for market share to achieve economies of scale, the environment for the Bank's products and services is expected to remain highly competitive. Community-sized institutions such as the Bank typically compete with larger institutions on pricing or operate in a niche that will allow for operating margins to be maintained at profitable levels. The Bank's business plan reflects elements of both strategies.

     Table 2.4 displays deposit market trends over recent years for the markets where the Bank maintains branches. The large size of the markets overall are indicated by the deposit

RP(R) FINANCIAL, LC.
PAGE 2.7


totals, which equaled $10.8 billion in Morris County, with commercial banks controlling nearly 90% of the total deposit market, as compared to the statewide average of 76.5%. Furthermore, growth trends are moderate to strong, as the Morris County deposit market realized 7.3% annual growth for the five years ended June 30, 2003, which fell slightly below the 8.6% growth rate for the state as a whole.

     The largest competitors in the markets served by the Bank are comprised of some of the largest financial institutions in New Jersey and the nation as a whole. In this regard, Bank of America holds the largest market share, with deposits equaling nearly 18% of all deposits as of June 30, 2003 (see Table 2.5 for details). Other large competitors include Hudson City Savings, JP Morgan Chase Bank, Wachovia and PNC Bank. At the same time, there are many smaller competitors, each holding less than 5% of the deposit market. Based on the most recent branch deposit data, the Bank held less than 1% of the Morris County deposit market.

     The proceeds from the minority stock offering will enhance the Bank's competitiveness by providing increased operating flexibility, including de novo branching, focus on cross-selling and marketing and potential acquisition.

RP(R) FINANCIAL, LC.
PAGE 2.8


                                                          Table 2.4
                                                  Lincoln Park Savings Bank
                                                       Deposit Summary


                                                          AS OF JUNE 30,
                            ------------------------------------------------------------------------------   % OF 2003 5 YEAR
                                1999            2000           2001            2002             2003          TOTAL     CAGR
                                ----            ----           ----            ----             ----          -----     -----
                               ($000)          ($000)         ($000)          ($000)           ($000)          (%)       (%)
STATE OF NEW JERSEY
Bank Deposits                103,374,358     118,865,980    123,361,230     134,713,161      150,168,254       76.5%    9.8%
Thrift Deposits               32,435,880      31,903,352     37,977,593      40,169,045       38,619,094       19.7%    4.5%
Savings Bank Deposits          5,472,959       5,571,166      6,373,333       6,072,859        7,521,835        3.8%    8.3%
                               ---------       ---------      ---------       ---------        ---------        ----    ----
Total Deposits               141,283,197     156,340,498    167,712,156     180,955,065      196,309,183      100.0%    8.6%


MORRIS COUNTY
Bank Deposits                  6,384,308       7,420,122      7,736,623       8,680,521        9,617,158       89.1%   10.8%
Thrift Deposits                1,634,189         819,249        876,373         945,354        1,031,005        9.6%  -10.9%
Savings Bank Deposits            129,170         125,269        134,805         163,003          143,430        1.3%    2.7%
                                 -------         -------        -------         -------          -------        ----    ----
Total Deposits                 8,147,667       8,364,640      8,747,801       9,788,878       10,791,593      100.0%    7.3%

----------------------------------------------------------------------------------------------------------------------------
Lincoln Park S&LA                 44,427          41,513         45,199          50,459           56,801        0.5%    6.3%
----------------------------------------------------------------------------------------------------------------------------


Source:  SNL Financial

RP(R) FINANCIAL, LC.
PAGE 2.9


                                             Table 2.5
                                           Deposit Share
                                           Morris County


                                                                                         # of
      Holding Company              Institution                  City        State       Branches
      ---------------              -----------                  ----        -----       --------

Bank of America Corp.          Fleet National Bank            Providence      RI       B        42
Hudson City Bancorp Inc. (MHC) Hudson City Savings Bank (MHC) Paramus         NJ       S         9
J.P. Morgan Chase & Co.        JPMorgan Chase Bank            New York        NY       B        14
Wachovia Corp.                 Wachovia Bank NA               Charlotte       NC       B        26
PNC Financial Services Group   PNC Bank NA                    Pittsburgh      PA       B        23
Valley National Bancorp        Valley National Bank           Passaic         NJ       B        16
Sovereign Bancorp Inc.         Sovereign Bank                 Wyomissing      PA       T        12
Bank of New York Co.           Bank of New York               New York        NY       B        17
Commerce Bancorp Inc.          Commerce Bank NA               Cherry Hill     NJ       B         9
Lakeland Bancorp               Lakeland Bank                  Oak Ridge       NJ       B         9
First Morris Bank & Trust      First Morris Bank & Trust      Morris Township NJ       B         9
Peapack-Gladstone Financial    Peapack-Gladstone Bank         Gladstone       NJ       B         6
Investors Bancorp MHC          Investors Savings Bank (MHC)   Millburn        NJ       S         7
Fulton Financial Corp.         Skylands Community Bank        Hackettstown    NJ       B         4
Millington Savings Bank        Millington Savings Bank        Millington      NJ       S         1
Columbia Savings Bank M.H.C.   Columbia Bank (MHC)            Fair Lawn       NJ       T         2
Washington Mutual Inc.         Washington Mutual Bank, FA     Stockton        CA       T         1
North Fork Bancorp.            Trust Co. of New Jersey        Jersey City     NJ       B         3
NorCrown Bank                  NorCrown Bank                  Livingston      NJ       B         4
Kearny MHC                     Kearny FSB (MHC)               Kearny          NJ       T         2
Center Bancorp Inc.            Union Center National Bank     Union           NJ       B         3
Red Oak Bank                   Red Oak Bank                   Morristown      NJ       B         1
--------------------------------------------------------------------------------------------------
Lincoln Park S&LA              Lincoln Park S&LA              Lincoln Park    NJ       T         1
--------------------------------------------------------------------------------------------------
Gibraltar Savings Bank FSB     Gibraltar Savings Bank FSB     Mendham         NJ       T         3
Somerset Hills Bancorp         Somerset Hills Bank            Bernardsville   NJ       B         2
PNC Financial Services Group   UnitedTrust Bank               Bridgewater     NJ       B         3
Hudson United Bancorp          Hudson United Bank             Mahwah          NJ       B         4
Boiling Springs MHC            Boiling Springs Svgs Bk (MHC)  Rutherford      NJ       S         1
Provident Financial Services   Provident Bank                 Jersey City     NJ       S         2
Stewardship Financial Corp.    Atlantic Stewardship Bank      Midland Park    NJ       B         1
Greater Community Bancorp      Greater Community Bank         Totowa          NJ       B         1
NJ Manufacturers Ins Co.       N.J.M. Bank FSB                West Trenton    NJ       T         1
Commerce Bancorp Inc.          Commerce Bank/North            Ramsey          NJ       B         1
GSL Savings Bank               GSL Savings Bank               Guttenberg      NJ       S         1
Synergy Finl Group Inc.        Synergy Bank                   Cranford        NJ       T         1
Charles Schwab Corp.           United States TC of NY         New York        NY       B         1
New York Life Insurance Co.    New York Life Trust Co FSB     Parsippany      NJ       T         1
Citigroup Inc.                 Citibank FSB                   Reston          VA       T         1

(continued)

                                       Deposits as of June 30,
                                     ----------------------------     Market
                                     2001        2002        2003     Share
                                     ----        ----        ----     -----
                                    ($000)      ($000)      ($000)     (%)

Bank of America Corp.             $1,968,453  $1,897,915  $1,886,435  17.74%
Hudson City Bancorp Inc. (MHC)      $765,836    $955,105  $1,174,353  11.04%
J.P. Morgan Chase & Co.             $855,813    $983,187  $1,014,308   9.54%
Wachovia Corp.                      $834,777    $907,616    $993,219   9.34%
PNC Financial Services Group        $809,624    $834,389    $867,955   8.16%
Valley National Bancorp             $518,731    $535,743    $591,628   5.56%
Sovereign Bancorp Inc.              $489,095    $527,649    $561,288   5.28%
Bank of New York Co.                $447,125    $477,424    $494,707   4.65%
Commerce Bancorp Inc.               $108,387    $287,958    $433,055   4.07%
Lakeland Bancorp                    $224,321    $269,222    $382,442   3.60%
First Morris Bank & Trust           $296,870    $349,831    $368,752   3.47%
Peapack-Gladstone Financial         $198,693    $242,472    $277,141   2.61%
Investors Bancorp MHC               $127,665    $174,763    $219,199   2.06%
Fulton Financial Corp.              $122,726    $135,274    $151,612   1.43%
Millington Savings Bank             $112,149    $129,345    $138,325   1.30%
Columbia Savings Bank M.H.C.        $106,638    $120,510    $128,851   1.21%
Washington Mutual Inc.              $105,176     $99,694    $116,586   1.10%
North Fork Bancorp.                 $104,406    $121,400    $110,463   1.04%
NorCrown Bank                        $51,286     $74,035     $97,289   0.91%
Kearny MHC                           $75,517     $86,333     $91,306   0.86%
Center Bancorp Inc.                  $29,624     $62,762     $73,087   0.69%
Red Oak Bank                         $49,264     $58,816     $66,909   0.63%
----------------------------------------------------------------------------
Lincoln Park S&LA                    $45,199     $50,459     $56,801   0.53%
----------------------------------------------------------------------------
Gibraltar Savings Bank FSB           $49,928     $55,320     $56,424   0.53%
Somerset Hills Bancorp               $14,384     $30,947     $49,317   0.46%
PNC Financial Services Group         $13,688     $17,887     $45,613   0.43%
Hudson United Bancorp                $33,156     $37,690     $41,783   0.39%
Boiling Springs MHC                  $24,892     $32,227     $36,142   0.34%
Provident Financial Services         $22,656     $30,008     $32,166   0.30%
Stewardship Financial Corp.           $2,695     $23,363     $29,522   0.28%
Greater Community Bancorp                 $0      $7,804     $15,601   0.15%
NJ Manufacturers Ins Co.                  $0          $0     $15,299   0.14%
Commerce Bancorp Inc.                     $0          $0      $8,601   0.08%
GSL Savings Bank                          $0      $3,650      $5,105   0.05%
Synergy Finl Group Inc.               $4,289      $4,826      $4,450   0.04%
Charles Schwab Corp.                    $587      $1,185        $779   0.01%
New York Life Insurance Co.             $531        $563          $0   0.00%
Citigroup Inc.                            $0          $0          $0   0.00%


Source:  SNL Securities, LC.

RP(R) FINANCIAL, LC.
PAGE 3.1


                            III. PEER GROUP ANALYSIS


     This chapter presents an analysis of the Bank's operations versus a group of comparable companies (the "Peer Group") selected from the universe of all publicly-traded savings institutions. The primary basis of the pro forma market valuation of the Bank is provided by these public companies. Factors affecting the Bank's pro forma market value such as financial condition, credit risk, interest rate risk, and recent operating results can be readily assessed in relation to the Peer Group. Current market pricing of the Peer Group, subject to appropriate adjustments to account for differences between the Bank and the Peer Group, will then be used as a basis for the valuation of the Bank's to-be-issued common stock.


PEER GROUP SELECTION

     The mutual holding company form of ownership has been in existence in its present form since 1991. As of the date of this appraisal, there were 18 publicly-traded institutions operating as subsidiaries of MHCs. We believe there are a number of characteristics of MHCs that make their shares distinctly different than the shares of fully-converted companies. These factors include:
(1) lower aftermarket liquidity in the MHC shares since less than 50% of the shares are available for trading; (2) guaranteed minority ownership interest, with no opportunity of exercising voting control of the institution in the MHC form of organization, thus limiting acquisition speculation in the stock price;
(3) market expectations of the potential impact of "second-step" conversions on the pricing of public MHC institutions; (4) the regulatory policies regarding the dividend waiver by MHC institutions; and (5) mid-tier holding companies (formed by most MHCs) facilitate the ability for stock repurchases, thereby potentially improving the market for the public shares and the MHC's financial characteristics. We believe that each of these factors has a distinct impact on the pricing of the shares of MHC institutions, relative to the market pricing of shares of fully-converted public companies.

     Thus, given the unique characteristics of the MHC form of ownership, RP Financial concluded that the appropriate Peer Group for the Bank's valuation should be comprised of thrifts in MHC form, and no full stock companies. In this regard, a Peer Group comprised of

RP(R) FINANCIAL, LC.
PAGE 3.2


public MHC thrifts is consistent with the regulatory guidelines, and other recently completed MHC transactions. Further, the Peer Group should be comprised of only those MHC institutions whose common stock is either listed on a national exchange or is NASDAQ listed, since the market for companies trading in this fashion is regular and reported. We believe non-listed MHC institutions are inappropriate for the Peer Group, since the trading activity for thinly-traded stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have excluded from the Peer Group those public MHC institutions that are currently pursuing a "second-step" conversion, companies subject to speculative factors or unusual operating conditions, and companies who have announced a "remutualization" transaction or a merger with another MHC - as the pricing characteristics of these MHC institutions are typically distorted. MHCs that recently completed their minority stock offerings are typically excluded as well, due to the lack of a seasoned trading history and/or insufficient time to effectively redeploy the offering proceeds. Selected characteristics of the universe of all publicly-traded institutions are included as Exhibit III-1.


BASIS OF COMPARISON

     This appraisal includes two sets of financial data and ratios for each public MHC institution. The first set of financial data reflects the actual book value, earnings, assets and operating results reported by the public MHC institutions in its public filings inclusive of the minority ownership interest outstanding to the public. The second set of financial data, discussed at length in the following chapter, places the Peer Group institutions on equal footing by restating their financial data and pricing ratios on a "fully-converted" basis assuming the sale of the majority shares held by the MHCs in public offerings based on their respective current prices and standard assumptions for second step conversions. This adjustment is appropriate for several reasons, including:
(1) the investment community also prices the stock of MHCs assuming the completion of a second step conversion; and (2) MHC institutions have different proportions of their stock publicly held, so this technique neutralizes such differences. Throughout the appraisal, the adjusted figures will be specifically identified as being on a "fully-converted" basis. Unless so noted, the figures referred to in the appraisal will be actual financial data reported by the public MHC institutions.

RP(R) FINANCIAL, LC.
PAGE 3.3


     Both sets of financial data have their specific use and applicability to the appraisal. The actual financial data, as reported by the Peer Group companies and reflective of the minority interest outstanding, will be used primarily in this Chapter III to make financial comparisons between the Peer Group and the Bank. In this analysis, we consider the pro forma impact of the offering on the Bank. The fully-converted analysis will be more fully described and quantified in the pricing analysis discussed in Chapter IV. The fully-converted pricing ratios are considered critical to the valuation analysis in Chapter IV, because they place each public MHC institution on a fully-converted basis (making their pricing ratios comparable to the pro forma valuation conclusion reached herein), eliminate distortion in pricing ratios between public MHC institutions that have sold different percentage ownership interests to the public, and reflect the actual pricing ratios (fully-converted basis) being placed on public MHC institutions in the market today to reflect the unique trading characteristics of publicly-traded MHC institutions.


SELECTED PEER GROUP

     Among the universe of nearly 210 publicly-traded thrifts, the number of public MHC institutions is relatively small, thereby limiting the selection process. Under ideal circumstances, the Peer Group would be comprised of at least ten publicly-traded regionally-based MHC institutions with financial and operating characteristics comparable to the Bank. However, given the limited number of publicly-traded institutions in the MHC form of ownership, the selection criteria was necessarily more broadly based, i.e., not confined to a particular geographic market area, financial and operating characteristics. In the selection process, publicly-traded MHCs with assets of less than $1.0 billion were considered for the Peer Group, in that they were more comparable than larger thrifts in terms of resources, financial strength, competitive strength and size and liquidity characteristics of the stock offering. Ten publicly-traded MHC companies currently maintain assets of less than $1.0 billion and all ten were selected for the Peer Group. While the Peer Group is not exactly comparable to the Bank, we believe such companies form a good basis for the valuation of the Bank. To the extent significant differences exist, valuation adjustments will be made accordingly.

RP(R) FINANCIAL, LC.
PAGE 3.4


                                                              Table 3.1
                                                Peer Group of Publicly-Traded Thrifts
                                                           June 9, 2004(1)


                                                                            Operating   Total           Fiscal  Conv.  Stock  Market
Ticker           Financial Institution            Exchg.  Primary Market   Strategy(2)  Assets  Offices  Year   Date   Price  Value
------           ---------------------            ------  --------------   -----------  ------  -------  ----   ----   -----  -----
                                                                                                                        ($)   ($Mil)
WFD     Westfield Financial MHC of MA (46.5) (3)   AMEX   Southwestern MA     Thrift      795 D    10    12-31  12/01  20.74    217
BCSB    BCSB Bankcorp MHC of MD (36.4)             OTC    Northeast MD        Thrift      731      16    09-30  07/98  15.65     92
ONFC    Oneida Financial MHC of NY (42.2)          OTC    Central NY          Thrift      427       9    12-31  12/98  11.36     85
ALLB    Alliance Bank MHC of PA (20.0)             OTC    Southeastern PA     Thrift      374 D     8    12-31  03/95  29.42    101
PBHC    Pathfinder BC MHC of NY (36.8) (3)         OTC    Central NY          Thrift      278 D     6    12-31  11/95  15.50     38
GCBC    Green County Bancorp MHC of NY (43.9)      OTC    Southeast NY, NJ    Thrift      275       6    06-30  12/98  30.45     63
JXSB    Jacksonville Bancorp MHC of IL (46.3)      OTC    Central IL          Thrift      265       8    12-31  04/95  14.00     27
ROME    Rome Bancorp Inc. MHC of NY (38.9) (3)     OTC    Central NY          Thrift      260       4    12-31  10/99  31.00    132
WCFB    Webster City Federal MHC of IA (39.0)      OTC    Central IA          Thrift      105       1    12-31  08/94  13.75     52
GOV     Gouverneur Bancorp MHC of NY (42.5)        AMEX   Northern NY         Thrift       96       2    09-30  03/99  12.10     28

NOTES:    (1)  Or most recent date available (M=March, S=September, D=December,
               J=June, E=Estimated, and P=Pro Forma)
          (2)  Operating strategies are: Thrift=Traditional Thrift,
               M.B.=Mortgage Banker, R.E.=Real Estate Developer,
               Div.=Diversified and Ret.=Retail Banking.
          (3)  FDIC savings bank institution.

Source: Corporate offering circulars, data derived from information published in SNL Securities Quarterly Thrift Report, and financial reports of publicly-traded thrifts.

RP(R) FINANCIAL, LC.
PAGE 3.5


     On average, the Peer Group companies maintain a slightly higher level of capitalization relative to the universe of all public thrifts, and have lower profitability and return on equity. On a fully-converted basis, the Peer Group would have more than twice the capital level and lower profitability, which would result in an even lower return on equity. The summary table below underscores the key differences, particularly in the average pricing ratios between full stock and MHC institutions (both as reported and on a fully converted basis).

                                                                      MHC Peer Group
                                                                      --------------
                                                                                    Fully-
                                                   All             Reported        Converted
                                              Publicly-Traded        Basis          Basis(1)
                                              ---------------        -----          --------
      FINANCIAL CHARACTERISTICS (AVERAGES)
     Assets ($Mil)                               $2,628               $361            $405
     Equity/Assets (%)                            10.81%             12.41%          22.74%
     Core Return on Assets (%)                     0.68               0.57            0.62
     Core Return on Equity (%)                     7.16               4.36            2.57

     PRICING RATIOS (AVERAGES)(2)
     Price/Core Earnings (x)                      19.32x             36.54x          34.80x
     Price/Book (%)                              154.62%            209.29%         100.38%
     Price/Assets (%)                             16.71              26.23           22.52

     (1)  Pro forma basis.
     (2)  Based on market prices as of June 9, 2004.


     The following sections present a comparison of the Bank's financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the figures reported by the Peer Group. The conclusions drawn from the comparative analysis are then factored into the valuation analysis discussed in the final chapter.


FINANCIAL CONDITION

     Table 3.2 shows comparative balance sheet measures for the Bank and the Peer Group. The Bank's pre-offering equity ratio of 7.0% of assets falls below the Peer Group average of 12.4%; however, with the addition of offering proceeds, the pro forma capital position will more closely approximate the Peer Group's ratio. Neither had a significant amount of intangible

RP(R) FINANCIAL, LC.
PAGE 3.6

                                                              Table 3.2
                                             Balance Sheet Composition and Growth Rates
                                                   Comparable Institution Analysis
                                                        As of March 31, 2004


                                                                         Balance Sheet as a Percent of Assets
                                           -----------------------------------------------------------------------------------------
                                              Cash &    MBS &                   Borrowed   Subd.   Net   Goodwill Tng Net    MEMO:
                                           Equivalents Invest  Loans  Deposits    Funds    Debt   Worth  & Intang  Worth  Pref.Stock
                                           ----------- ------  -----  --------    -----    ----   -----  --------  -----  ----------
LINCOLN PARK SAVINGS BANK
  March 31, 2004                              6.2%      25.5%  65.8%    75.7%     16.4%    0.0%    7.0%    0.0%     7.0%     0.0%



All Public Companies                          4.8%      23.8%  66.9%    67.2%     20.0%    0.8%   10.6%    0.6%    10.0%     0.0%
Comparable Group Average                      5.7%      30.6%  58.6%    75.9%      9.6%    0.5%   12.4%    0.6%    11.8%     0.0%
   Mid-Atlantic Companies                     4.2%      29.0%  61.3%    74.6%     11.8%    0.7%   11.3%    0.7%    10.5%     0.0%
   Midwest Companies                         11.0%      28.5%  56.7%    78.6%      5.0%    0.0%   14.8%    0.6%    14.1%     0.0%


COMPARABLE GROUP

MID-ATLANTIC COMPANIES
ALLB   Alliance Bank MHC of PA (20.0)(1)      4.1%      34.7%  55.9%    73.4%     16.5%    0.0%    9.4%    0.0%     9.4%     0.0%
BCSB   BCSB Bankcorp MHC of MD (36.4)         2.2%      44.5%  49.3%    79.0%      6.7%    3.2%    6.3%    0.4%     5.9%     0.0%
GOV    Gouverneur Bncrp MHC of NY (42.5)      3.1%      15.8%  74.8%    61.6%     18.2%    0.0%   18.6%    0.0%    18.6%     0.0%
GCBC   Green Co. Bancorp MHC of NY (43.9)     8.4%      36.6%  52.4%    84.1%      4.4%    0.0%   11.0%    0.0%    11.0%     0.0%
ONFC   Oneida Financial MHC of NY (42.2)      3.8%      39.9%  47.0%    71.7%     15.2%    0.0%   12.1%    3.0%     9.2%     0.0%
PBHC   Pathfinder BC MHC of NY (36.8)(1)      3.1%      21.4%  68.5%    74.4%     14.7%    1.8%    7.8%    1.7%     6.2%     0.0%
ROME   Rome Bancorp Inc. MHC of NY (38.9)     4.5%      10.1%  81.1%    78.1%      6.6%    0.0%   13.6%    0.0%    13.6%     0.0%

MIDWEST COMPANIES
JXSB   Jacksonville Bancorp MHC of IL (46.3)  4.1%      41.9%  48.2%    89.7%      0.7%    0.0%    7.9%    1.2%     6.8%     0.0%
WCFB   Webster City Fed. MHC of IA (39.0)    17.9%      15.0%  65.1%    67.5%      9.2%    0.0%   21.6%    0.1%    21.5%     0.0%

NEW ENGLAND COMPANIES
WFD    Westfield Fin. MHC of MA (46.5)(1)     5.7%      46.3%  43.4%    79.5%      4.0%    0.0%   15.7%    0.0%    15.7%     0.0%

(continued)

                                                             Balance Sheet Annual Growth Rates                 Regulatory Capital
                                             -------------------------------------------------------------  ------------------------
                                                     MBS, Cash &                  Borrows.    Net  Tng Net
                                             Assets  Investments  Loans  Deposit  & Subdebt  Worth   Worth  Tangible  Core   Reg.Cap
                                             ------  -----------  -----  -------  ---------  -----   -----  --------  ----   -------

LINCOLN PARK SAVINGS BANK
  March 31, 2004                             15.85%     -7.98%    33.00%   5.46%   132.06%   8.58%   8.58%   6.97%    6.97%   13.24%



All Public Companies                          8.37%      6.36%     9.19%   6.81%    16.27%   4.72%   4.70%   9.57%    9.49%   16.67%
Comparable Group Average                      4.40%     -0.37%     4.50%   3.10%    20.16%   1.04%   1.15%  12.57%   11.42%   18.73%
   Mid-Atlantic Companies                     6.29%     -3.29%     8.79%   4.79%    15.75%   1.18%   1.22%  11.15%   10.84%   19.65%
   Midwest Companies                          1.08%     12.24%    -6.59%   0.54%    25.74%   1.81%   2.26%  19.65%   13.14%   13.25%


COMPARABLE GROUP

MID-ATLANTIC COMPANIES
ALLB   Alliance Bank MHC of PA (20.0)(1)      1.65%    -10.38%    11.93%   2.13%    -0.36%  -0.16%  -0.16%    N.M.    9.30%   16.70%
BCSB   BCSB Bankcorp MHC of MD (36.4)        16.29%     48.56%    -5.72%   6.77%      N.M.  -0.14%   0.00%   7.43%    7.43%   16.43%
GOV    Gouverneur Bncrp MHC of NY (42.5)     10.73%    -36.26%    29.21%   7.46%    37.80%   2.69%   2.69%  17.90%   17.90%   32.50%
GCBC   Green Co. Bancorp MHC of NY (43.9)    12.51%     16.23%     9.75%  12.01%    50.00%   6.96%   6.96%   8.87%    8.87%   19.62%
ONFC   Oneida Financial MHC of NY (42.2)      1.68%      2.65%    -0.03%   3.12%    -9.23%   7.08%   7.68%   8.21%    8.21%   13.93%
PBHC   Pathfinder BC MHC of NY (36.8)(1)     -0.40%    -10.39%     4.33%   1.16%    -3.97%  -6.22%  -6.67%    N.M.     N.M.     N.M.
ROME   Rome Bancorp Inc. MHC of NY (38.9)     1.56%    -33.41%    12.09%   0.90%    20.26%  -1.98%  -1.98%  13.34%   13.34%   18.70%

MIDWEST COMPANIES
JXSB   Jacksonville Bancorp MHC of IL (46.3)  2.47%     20.70%   -10.85%   2.24%    51.49%   2.11%   2.95%    N.M.    6.62%   13.25%
WCFB   Webster City Fed. MHC of IA (39.0)    -0.30%      3.79%    -2.34%  -1.16%     0.00%   1.52%   1.57%  19.65%   19.65%     N.M.

NEW ENGLAND COMPANIES
WFD    Westfield Fin. MHC of MA (46.5)(1)    -2.19%     -5.19%    -3.41%  -3.60%    35.45%  -1.50%  -1.50%    N.M.     N.M.     N.M.

(1)  Financial information is for the quarter ending December 31, 2003.
(2)  Growth rates have been annualized from available financial information.

Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP(R) Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

RP(R) FINANCIAL, LC.
PAGE 3.7


assets. The increased equity is anticipated to enhance the Bank's earnings potential through reinvestment of proceeds, lower funding costs and potentially through profitable growth. However, at the same time, the increased pro forma capital position is expected to result in a decline in the Bank's return on equity ("ROE"), based on both reported and core earnings. Both the Bank's and the Peer Group's current equity ratios reflect strong surpluses over regulatory capital requirements; and on a post-offering basis the Bank's cushion over capital requirements will be enhanced.

     The Bank's asset composition reflects a slightly higher concentration of loans to assets, at 65.8% versus a 58.6% average for the Peer Group. Comparatively, the ratio of cash, investments, and MBS for the Bank was slightly lower than for the Peer Group (31.7% of assets versus 36.3% for the Peer Group). Overall, the Bank's interest-earning assets ("IEA") approximated 97.5% of assets, which was higher than the comparative Peer Group ratio of 94.9%. The Bank's higher IEA ratio reflects, in part, the limited investment in fixed assets and no intangible assets in comparison to the Peer Group. On a pro forma basis, the Bank's IEA advantage is expected to increase as the net proceeds are reinvested into IEA.

     The Bank's funding liabilities reflected a funding strategy that was somewhat similar to that of the Peer Group's funding composition. The Bank's deposits equaled 75.7% of assets, which approximated the Peer Group average of 75.9%. Borrowings were utilized to a lesser degree by the Peer Group, at 9.6% versus the Bank's ratio of 16.4%. Total interest-bearing liabilities ("IBL") maintained by the Bank and the Peer Group, equaled 92.1% and 85.5% of assets, respectively. The ratio of IBL will be reduced on a post-offering basis as the Bank funds a greater portion of its operations out of capital.

     A key measure of balance sheet strength for a thrift institution is its interest-earning assets to interest-bearing liabilities ("IEA/IBL") ratio. Presently, the Bank's IEA/IBL ratio is less favorable than the Peer Group's ratio, based on respective ratios of 105.9% and 111.0%. The additional capital realized from stock proceeds should serve to strengthen the Bank's IEA/IBL ratio, as the interest free capital realized from the Bank's stock offering is expected to be mostly deployed into interest-earning assets.

RP(R) FINANCIAL, LC.
PAGE 3.8


     The Bank posted higher annual asset growth than the Peer Group, at 15.85% and 4.03%, respectively. In this regard, balance sheet growth rates for the Bank are calculated on an annualized basis for the fifteen month period ended March 31, 2004, while growth rates for the Peer Group are for the most recent twelve month period for which data is publicly available. The Bank's comparatively faster growth is attributable primarily to retail loan growth as the Bank sought to increase the investment in 1-4 family mortgage loans, the majority of which were 15 and 30 year fixed rate loans. In contrast, many institutions including those in the Peer Group have been reluctant to invest in longer-term fixed rate loans due to interest rate risk considerations. The Bank's strategy in this regard is evidenced by data showing that the Bank's loan portfolio increased by 33.00% as compared to growth of 4.40% for the Peer Group over the same period. Comparatively, the Bank's cash and investments portfolio decreased by 7.98% over the most recent twelve month period as compared to a reduction of less than 1% for the Peer Group while over the same time period.

     The growth rate of both deposits approximated the Peer Group averages overall while the Bank's comparatively faster asset growth was funded with borrowings. Specifically, borrowed funds increased at a 132.07% annual pace for the Bank versus 20.16% for the Peer Group while deposit growth for the Bank and the Peer Group was relatively comparable, equal to 5.46% and 3.10%, respectively.

     The Bank's equity increased 8.58%, versus 1.04% for the Peer Group. The Peer Group's more limited equity growth, notwithstanding comparable profitability, reflects the adoption of dividend and capital management strategies. On a post-offering basis, the Bank's capital growth rate is expected to decline due to the increased equity level and marginal short-term net proceeds reinvestment benefit.


INCOME AND EXPENSE COMPONENTS

     Table 3.3 displays comparative statements of operations for the Bank and the Peer Group. The Bank and the Peer Group reported net income to average assets ratios of 0.64% and 0.61%, respectively. The Bank's operations reflect a relatively favorable level of operating expense, the

RP(R) FINANCIAL, LC.
PAGE 3.9



                                                          Table 3.3
                               Income as Percent of Average Assets and Yields, Costs, Spreads
                                               Comparable Institution Analysis
                                         For the Twelve Months Ended March 31, 2004


                                                              Net Interest Income                Other Income
                                                         ----------------------------         -------------------
                                                                                Loss    NII                       Total
                                                  Net                          Provis. After  Loan   R.E.  Other  Other
                                                 Income  Income Expense  Nii   On IEA Provis. fees  Oper.  Income Income
                                                 ------  ------ -------  ---   ------ ------  ----  -----  ------ ------
LINCOLN PARK SAVINGS BANK
  March 31, 2004                                  0.64%   4.80%   1.70% 3.10%   0.01%  3.08%  0.00%  0.00%  0.16%  0.16%


All Public Companies                              0.82%   4.12%   1.12% 3.00%   0.16%  2.84%  0.05%  0.00%  0.57%  0.62%
Comparable Group Average                          0.61%   5.14%   1.90% 3.23%   0.16%  3.07%  0.03%  0.00%  0.65%  0.68%
   Mid-Atlantic Companies                         0.62%   5.23%   1.87% 3.36%   0.14%  3.22%  0.02%  0.00%  0.75%  0.77%
   Midwest Companies                              0.67%   5.17%   2.10% 3.08%   0.29%  2.79%  0.08% -0.01%  0.47%  0.54%
   Other Comparable Companies                     0.45%   4.40%   1.71% 2.68%   0.09%  2.60%  0.01%  0.00%  0.32%  0.33%


COMPARABLE GROUP

MID-ATLANTIC COMPANIES
ALLB    Alliance Bank MHC of PA (20.0)(1)         0.58%   5.31%   2.26% 3.05%   0.13%  2.92%  0.01%  0.04%  0.32%  0.36%
BCSB    BCSB Bankcorp MHC of MD (36.4)            0.06%   4.70%   2.36% 2.34%   0.18%  2.16%  0.03%  0.01%  0.17%  0.21%
GOV     Gouverneur Bncrp MHC of NY (42.5)         0.83%   5.73%   1.86% 3.87%   0.10%  3.77%  0.00% -0.05%  0.35%  0.30%
GCBC    Green Co. Bancorp MHC of NY (43.9)        1.03%   5.05%   1.36% 3.69%   0.06%  3.63%  0.00%  0.00%  1.04%  1.04%
ONFC    Oneida Financial MHC of NY (42.2)         0.70%   4.78%   1.82% 2.96%   0.13%  2.83%  0.00%  0.00%  2.36%  2.36%
PBHC    Pathfinder BC MHC of NY (36.8)(1)         0.59%   5.42%   2.11% 3.31%   0.21%  3.10%  0.10%  0.03%  0.52%  0.65%
ROME    Rome Bancorp Inc. MHC of NY (38.9)        0.56%   5.61%   1.33% 4.28%   0.16%  4.12%  0.00%  0.00%  0.48%  0.48%

MIDWEST COMPANIES
JXSB    Jacksonville Bancorp MHC of IL (46.3)     0.23%   4.79%   2.05% 2.73%   0.58%  2.15%  0.15% -0.01%  0.58%  0.72%
WCFB    Webster City Fed. MHC of IA (39.0)        1.11%   5.56%   2.14% 3.42%   0.00%  3.42%  0.00%  0.00%  0.37%  0.37%

NEW ENGLAND COMPANIES
WFD     Westfield Fin. MHC of MA (46.5)(1)        0.45%   4.40%   1.71% 2.69%   0.09%  2.60%  0.01%  0.00%  0.32%  0.33%

(Continued)

                                                    G&A/Other Exp.   Non-Op. Items  Yields, Costs, and Spreads
                                                   ---------------- --------------  --------------------------
                                                                                                                 MEMO:     MEMO:
                                                     G&A   Goodwill   Net   Extrao.   Yield     Cost   Yld-Cost Assets/  Effective
                                                   Expense   Amort.  Gains  Items   On Assets of Funds  Spread  Fte Emp.  Tax Rate
                                                   ------- --------  -----  ------  --------- -------- -------  --------  --------

LINCOLN PARK SAVINGS BANK
  March 31, 2004                                     2.22%   0.00%   0.06%   0.00%      4.97%   1.87%    3.10%    4,432    40.44%


All Public Companies                                 2.45%   0.02%  -3.67%   0.01%      4.27%   1.31%    2.96%   $4,674    33.51%
Comparable Group Average                             2.91%   0.02%   0.07%   0.00%      5.39%   2.21%    3.18%   $3,472    27.67%
   Mid-Atlantic Companies                            3.15%   0.02%   0.04%   0.00%      5.51%   2.15%    3.36%   $3,295    23.05%
   Midwest Companies                                 2.45%   0.02%   0.18%   0.00%      5.38%   2.52%    2.86%   $3,209    35.88%
   Other Comparable Companies                        2.17%   0.00%   0.05%   0.00%      4.59%   2.04%    2.55%   $5,232    43.57%


COMPARABLE GROUP

MID-ATLANTIC COMPANIES
ALLB    Alliance Bank MHC of PA (20.0)(1)            2.68%   0.00%   0.00%   0.00%      5.60%   2.52%    3.08%   $4,739     3.31%
BCSB    BCSB Bankcorp MHC of MD (36.4)               2.33%   0.01%   0.04%   0.00%      4.86%   2.62%    2.25%   $4,176     2.35%
GOV     Gouverneur Bncrp MHC of NY (42.5)            2.81%   0.00%   0.07%   0.00%      5.96%   2.36%    3.60%   $3,094    37.79%
GCBC    Green Co. Bancorp MHC of NY (43.9)           3.18%   0.00%  -0.01%   0.00%      5.18%   1.54%    3.64%   $3,231    31.23%
ONFC    Oneida Financial MHC of NY (42.2)            4.44%   0.02%   0.21%   0.00%      5.28%   2.08%    3.19%   $2,771    25.41%
PBHC    Pathfinder BC MHC of NY (36.8)(1)            3.09%   0.08%   0.22%   0.00%      5.83%   2.34%    3.50%   $2,673    26.68%
ROME    Rome Bancorp Inc. MHC of NY (38.9)           3.50%   0.00%  -0.25%   0.00%      5.86%   1.58%    4.28%   $2,382    34.61%

MIDWEST COMPANIES
JXSB    Jacksonville Bancorp MHC of IL (46.3)        2.82%   0.03%   0.35%   0.00%      5.08%   2.26%    2.82%   $2,368    35.94%
WCFB    Webster City Fed. MHC of IA (39.0)           2.07%   0.01%   0.02%   0.00%      5.67%   2.77%    2.89%   $4,051    35.82%

NEW ENGLAND COMPANIES
WFD     Westfield Fin. MHC of MA (46.5)(1)           2.18%   0.00%   0.05%   0.00%      4.59%   2.04%    2.55%   $5,232    43.57%


(1) Financial information is for the quarter ending December 31, 2003.

Source:  Audited and unaudited financial statements, corporate reports and offering circulars, and RP(R) Financial, LC.
         calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.


RP(R) FINANCIAL, LC.
PAGE 3.10


benefits of which are offset by a comparatively weaker ratio of net interest income and non-interest fee income.

     The Bank's interest income and interest expense ratios relative to average assets fell slightly below the Peer Group average such that the net interest income ratio was comparable overall. The Bank's lower interest income ratio was the result of its lower yield on interest-earning assets (4.97% versus 5.39% for the Peer Group) and prevails notwithstanding a higher ratio of loans-to-assets. Additionally, the Bank's lower yields may also be the result of its more limited investment in higher yielding commercial mortgage and C&I loans. The Bank's lower interest expense ratio, 1.70% versus 1.90% of average assets for the Peer Group, reflects its favorable deposit mixture and is present notwithstanding the Bank's higher IBL ratio, and higher use of wholesale borrowings. The Bank's interest expense ratio is expected to diminish on a pro forma basis, as the conversion proceeds will represent interest-free funds for the Bank. Overall, the Bank's net interest income ratio of 3.10% fell slightly below the Peer Group average of 3.23%.

     Sources of non-interest operating income provided a larger contribution to the Peer Group's earnings, with such income amounting to 0.68% and 0.16% of the Peer Group's and the Bank's average assets, respectively. The Bank's relatively low earnings contribution realized from non-interest operating income is indicative of its traditional thrift operating strategy, in which diversification into areas that generate revenues from non-interest sources has been fairly limited.

     The Bank operates with a lower operating expense ratio than the Peer Group, reflecting its emphasis on mortgage lending (which typically entails a lower cost structure than non-mortgage lending). In this regard, the Bank emphasizes 1-4 family mortgage lending which entails limited overhead costs. The low cost structure of the Bank's operations is further evidenced by data showing the number of employees maintained relative to asset size. Assets per full time equivalent employee equaled $4.4 million for the Bank, versus a comparable measure of $3.6 million for the Peer Group. Overall, the operating expense ratios for the Bank and the Peer Group were 2.22% and 2.91%, respectively. On a post-offering basis, the Bank's operating expenses can be expected to increase with the addition of stock benefit plans and

RP(R) FINANCIAL, LC.
PAGE 3.11


public company expenses. Intangible assets amortization was nominal for the Peer Group, and the Bank had no amortizing intangible assets.

     The Bank's efficiency ratio (operating expenses as a percent of the sum of non-interest operating income and net interest income) of 68.2% is more favorable than the Peer Group's ratio of 74.9%. On a post-offering basis, the Bank's efficiency ratio may improve marginally. Thus, the Bank's efficiency ratio is expected to remain at an advantage.

     Loan loss provisions for the Bank and the Peer Group were relatively modest, amounting to 0.01% and 0.16% of average assets for the Bank and the Peer Group, respectively, reflecting relatively strong asset quality and limited loan chargeoffs for both. However, the modestly higher level of loss provisions established by the Peer Group is consistent with its higher level of NPAs in comparison to the Bank's very low ratio.

     Non-operating expense of 0.06% of average assets for the Bank consisted primarily of gains on the sale of investments. The Peer Group reported net non-operating income equal to 0.07% of average assets, which was largely comprised of gains on the sale of loans and investments. Such gains are subject to volatility due to fluctuations in market and interest rate conditions, and, thus are not viewed as being a recurring source of income, and thus will be excluded from the calculation of the valuation earnings base.

     The Bank's effective tax rate for the last 12 months of 40.4% is above the Peer Group average of 27.7%. The Bank expects that its effective tax rate will continue to approximate the recent historical level in fiscal 2004, and thus remain at a comparative disadvantage relative to the Peer Group.


LOAN COMPOSITION

     Table 3.4 presents data related to the Bank's and the Peer Group's loan portfolio compositions and investment in MBS. The Bank's loan portfolio composition reflected a similar concentration of 1-4 family permanent mortgage loans and mortgage-backed securities than maintained by the Peer Group (49.1% versus 47.4% for the Peer Group). The Bank's higher ratio was solely attributable to both a higher investment in permanent 1-4 family whole loans as its investment in MBS was limited. Given the Bank's historical philosophy of retaining all loan

RP(R) FINANCIAL, LC.
PAGE 3.12


                                                            Table 3.4
                                       Loan Portfolio Composition and Related Information
                                                 Comparable Institution Analysis
                                                      As of March 31, 2004


                                                Portfolio Composition as a Percent of Assets
                                           -----------------------------------------------------
                                                     1-4     Constr.   5+Unit  Commerc.              RWA/   Serviced   Servicing
                 Institution                  Mbs   Family   & Land   Comm RE  Business  Consumer  Assets  for Others   Assets
                 -----------                  ---   ------   ------   -------  --------  --------  ------  ----------   ------
                                              (%)     (%)      (%)      (%)      (%)        (%)      (%)      ($000)     ($000)
Lincoln Park Savings Bank                     2.45%  46.68%   0.20%     3.11%     0.00%    15.84%   53.71%         $0       $0



All Public Companies                         12.66%  36.67%   4.82%    15.95%     4.22%     3.90%   61.18%   $720,462   $6,990
Comparable Group Average                     11.73%  35.64%   1.22%    11.06%     5.56%     4.84%   56.12%    $35,615     $181


COMPARABLE GROUP

ALLB  Alliance Bank MHC of PA (20.0)(1)       6.68%  23.21%   2.44%    28.73%     1.00%     1.50%   59.88%     $3,200       $0
BCSB  BCSB Bankcorp MHC of MD (36.4)         17.85%  28.81%   1.27%     7.46%    11.29%     0.64%   45.96%    $22,195       $0
GOV   Gouverneur Bncrp MHC of NY (42.5)       9.27%  55.49%   0.16%     4.03%     9.71%     4.08%   57.14%         $0       $0
GCBC  Green Co. Bancorp MHC of NY (43.9)     22.93%  41.22%   1.30%     4.98%     1.67%     1.97%   47.51%         $0       $0
JXSB  Jacksonville Bancorp MHC of IL (46.3)   2.86%  24.22%   1.97%     7.52%     4.52%     7.93%   53.99%   $159,542   $1,148
ONFC  Oneida Financial MHC of NY (42.2)      12.14%  21.83%   0.02%     8.18%     9.21%     8.26%   60.01%    $91,404     $336
PBHC  Pathfinder BC MHC of NY (36.8)(1)      10.14%  49.23%   1.57%    11.11%     1.41%     5.25%   61.42%    $47,600     $257
ROME  Rome Bancorp Inc. MHC of NY (38.9)      1.29%  40.56%   1.62%    19.35%    11.26%     7.89%   75.51%     $4,270       $0
WCFB  Webster City Fed. MHC of IA (39.0)      1.54%  57.27%   1.38%     3.57%     2.69%     0.74%   44.63%         $0       $0
WFD   Westfield Fin. MHC of MA (46.5)(1)     32.63%  14.54%   0.38%    15.62%     2.83%    10.12%   55.17%    $27,936      $70



(1) Financial information is for the quarter ending December 31, 2003.

Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP(R) Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2004 by RP(R) Financial, LC.

RP(R) FINANCIAL, LC.
PAGE 3.13


originations for investment, loans serviced for others necessarily represented a more significant off-balance sheet item for the Peer Group. However, the Peer Group's average balance of loans serviced for others of $35.6 million implies that the Peer Group companies have also emphasized originating loans for investment. Both the Bank and the Peer Group had a modest level of servicing intangibles as a result.

     The Peer Group's lending activities show greater diversification in the areas of multi-family and commercial mortgage lending. Specifically, multi-family and commercial mortgage loans represented 11.1% of assets as compared to only 3.1% for the Bank, while non-mortgage commercial loans represented 5.6% of the Peer Group's loan portfolio while the Bank did not have any commercial loans. While the Bank's loan data reflects a higher ratio of consumer loans (15.8% of assets for the Bank versus 4.8% of assets for the Peer Group), this characteristic is attributable to the high ratio of home equity lending rather than an emphasis on typical consumer installment debt. Overall, risk-weighted assets to total assets equaled 53.7% for the Bank which compared closely to the Peer Group average of 56.1%.


CREDIT RISK

     The Bank's credit risk exposure appears to be lower than the Peer Group's, on average, based on the ratios of non-performing assets and reserves as a percent of non-performing assets. As shown in Table 3.5, the Bank's ratio of non-performing assets and accruing loans that are more than 90 days past due equaled 0.17% of assets, which was lower than the comparable Peer Group ratio of 0.65%. The Bank maintained a significantly lower non-performing loans/loans ratio than the Peer Group (0.26% versus 0.78% for the Peer Group). While credit quality is relatively strong in terms of the level of NPAs and historical chargeoffs (which have been minimal), the Bank's coverage ratios are low in comparison to the Peer Group. Specifically, the ratio of Reserves/NPAs equaled only 83.97% for the Bank as compared to 160.98% for the Peer Group while the ratio of Reserves/Total Loans equaled 0.15% for the Bank as compared to 1.01% for the Peer Group on average.

RP(R) FINANCIAL, LC.
Page 3.14


                                                                Table 3.5
                                              Credit Risk Measures and Related Information
                                                     Comparable Institution Analysis
                                           As of March 31, 2004 or Most Recent Date Available


                                                        NPAs &                                 Rsrves/
                                              REO/      90+Del/    NPLs/    Rsrves/   Rsrves/   NPAs &    Net Loan     NLCs/
                  Institution                Assets     Assets     Loans     Loans     NPLS     90+Del    Chargoffs    Loans
                  -----------                ------     ------     -----     -----     ----     ------    ---------    -----
                                               (%)        (%)       (%)       (%)       (%)      (%)        ($000)      (%)

Lincoln Park Savings Bank                     0.00%      0.17%     0.26%     0.15%     83.97%    83.97%         $0     0.00%



All Public Companies                          0.12%      0.63%     0.75%     1.01%    205.16%   185.37%       $276     0.21%
Comparable Group Average                      0.17%      0.65%     0.78%     1.01%    160.98%   162.98%       $122     0.24%


COMPARABLE GROUP

ALLB  Alliance Bank MHC of PA (20.0)(1)       1.08%      1.61%     0.67%     1.14%    171.50%    39.22%       $459     0.87%
BCSB  BCSB Bankcorp MHC of MD (36.4)          0.03%      0.17%     0.29%     0.67%    233.40%   198.45%       $223     0.25%
GOV   Gouverneur Bncrp MHC of NY (42.5)       0.20%      0.86%     0.87%     0.94%    107.78%    82.50%         $9     0.05%
GCBC  Green Co. Bancorp MHC of NY (43.9)      0.00%      0.15%     0.28%     0.85%    299.27%   299.27%        $21    -0.01%
JXSB  Jacksonville Bancorp MHC of IL (46.3)   0.23%      1.20%     1.90%     1.70%     89.71%    69.14%       $140     0.44%
ONFC  Oneida Financial MHC of NY (42.2)       0.05%      0.10%     0.11%     1.09%       N.A.   518.96%        $75     0.15%
PBHC  Pathfinder BC MHC of NY (36.8)(1)       0.09%      1.07%     1.59%     0.95%     59.87%    54.99%       $128     0.27%
ROME  Rome Bancorp Inc. MHC of NY (38.9)      0.08%      0.54%     0.53%     0.88%    166.31%   133.60%        $48     0.09%
WCFB  Webster City Fed. MHC of IA (39.0)      0.07%      0.46%      N.A.     0.52%       N.A.    73.65%        $28     0.16%
WFD   Westfield Fin. MHC of MA (46.5)(1)      0.00%      0.37%     0.82%     1.31%    159.99%   159.99%        $93     0.10%



(1) Financial information is for the quarter ending December 31, 2003.

Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP(R) Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2004 by RP(R) Financial, LC.

RP(R) FINANCIAL, LC.
PAGE 3.15


INTEREST RATE RISK

     Table 3.6 reflects various key ratios highlighting the relative interest rate risk exposure. From a balance sheet perspective, the Bank's lower pre-conversion capital position and lower IEA/IBL ratio suggest higher exposure. On a post-conversion basis, these ratios should improve relative to the Peer Group.

     To analyze interest rate risk associated with the net interest margin, we also reviewed quarterly changes in net interest income as a percent of average assets for the Bank and the Peer Group. In general, the recent relative fluctuations in the Bank's net interest income to average assets ratios were considered to be relatively comparable to the Peer Group (see Table 3.6). At the same time, the high level of fixed rate mortgage loans in portfolio funded by a relatively short-term deposit base and borrowings portfolio led to a greater level of interest rate risk exposure relative to OTS regulated peers. As referenced earlier, the substantial portion of the Bank's recent loan growth has occurred with the 15-30 fixed rate mortgage portfolio while many institutions in the industry (including those in the Peer Group) have been reluctant to place long-term fixed rate loans in portfolio when rates are at historically low levels. While this strategy has certainly produced earnings benefits for the Bank in recent periods, such benefits may likely erode if interest rates move upward rapidly. Overall, we believe that the Bank has a greater level of interest rate risk exposure than the Peer Group, which will only be partially mitigated by the post-offering reinvestment strategy (primarily short-to-intermediate term investment securities).


SUMMARY

     Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of the Bank. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP(R) FINANCIAL, LC.
Page 3.16


                                                             Table 3.6
                                  Interest Rate Risk Measures and Net Interest Income Volatility
                                                  Comparable Institution Analysis
                                        As of March 31, 2004 or Most Recent Date Available


                                           Balance Sheet Measures
                                         ------------------------              Quarterly Change in Net Interest Income
                                                         Non-Earn.------------------------------------------------------------------
                                         Equity/  IEA/    Assets/
                  INSTITUTION            ASSETS   IBL     ASSETS  3/31/2004  12/31/2003  9/30/2003  6/30/2003  3/31/2003  12/31/2002
                  -----------            ------   ---     ------  ---------  ----------  ---------  ---------  ---------  ----------
                                           (%)    (%)       (%)     (change in net interest income is annualized in basis points)
Lincoln Park Savings Bank                  7.0%  105.9%     2.5%         6          0          -3         16         -36          8



All Public Companies                       9.9%  107.7%     4.4%         1          7          -5         -8          -7         -2
Comparable Group Average                  11.8%  110.7%     5.1%         4          7          -7        -17          -4          0


COMPARABLE GROUP

ALLB  Alliance Bank MHC of PA (20.0)(1)    9.4%  105.4%     5.3%      N.A.         -3          26        -22          -9         23
BCSB  BCSB Bankcorp MHC of MD (36.4)       5.9%  108.0%     4.0%       -17          3         -35        -35          -3          9
GOV   Gouverneur Bncrp MHC of NY (42.5)   18.6%  117.3%     6.3%        -7         22           1        -16          22        -46
GCBC  Green Co. Bancorp MHC of NY (43.9)  11.0%  110.1%     2.6%         8         13           1        -11           4         -5
JXSB  Jacksonville Bancorp MHC of IL
      (46.3)                               6.8%  104.2%     5.8%        19         19         -17        -29          -1        -13
ONFC  Oneida Financial MHC of NY (42.2)    9.2%  104.3%     9.3%         8         -5          -6          0          -5          7
PBHC  Pathfinder BC MHC of NY (36.8)(1)    6.2%  102.4%     6.9%      N.A.         16         -16        -10           6          3
ROME  Rome Bancorp Inc. MHC of NY (38.9)  13.6%  113.1%     4.2%        16        -17          -5        -14         -16         53
WCFB  Webster City Fed. MHC of IA (39.0)  21.5%  127.7%     2.0%         2         -2           0        -20         -30        -17
WFD   Westfield Fin. MHC of MA (46.5)(1)  15.7%  114.1%     4.6%      N.A.         27         -17        -14         -12        -15


(1) Financial information is for the quarter ending December 31, 2003. NA=Change is greater than 100 basis points during the quarter.


Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP(R) Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2004 by RP(R) Financial, LC.

RP(R) FINANCIAL, LC.
PAGE 4.1


                             IV. VALUATION ANALYSIS


INTRODUCTION

     This chapter presents the valuation analysis and methodology used to determine the Bank's estimated pro forma market value for purposes of pricing the minority stock. The valuation incorporates the appraisal methodology promulgated by the OTS and adopted in practice by the FDIC and state banking agencies for standard conversions and mutual holding company offerings, particularly regarding selection of the Peer Group, fundamental analysis on both the Bank and the Peer Group, and determination of the Bank's pro forma market value utilizing the market value approach.


APPRAISAL GUIDELINES

     The OTS written appraisal guidelines, originally released in October 1983 and updated in late-1994, specify the market value methodology for estimating the pro forma market value of an institution. The FDIC, state banking agencies and other Federal agencies have endorsed the OTS appraisal guidelines as the appropriate guidelines involving mutual-to-stock conversions. As previously noted, the appraisal guidelines for MHC offerings are somewhat different, particularly in the Peer Group selection process. Specifically, the regulatory agencies have indicated that the Peer Group should be based on the pro forma fully-converted pricing characteristics of publicly-traded MHCs, rather than on already fully-converted publicly-traded stock thrifts, given the unique differences in stock pricing of MHCs and fully-converted stock thrifts. Pursuant to this methodology: (1) a Peer Group of relatively comparable publicly-traded MHC institutions is selected; (2) a financial and operational comparison of the subject company to the Peer Group is conducted to discern key differences; and
(3) the pro forma market value of the subject company is determined based on the market pricing of the Peer Group, subject to certain valuation adjustments based on key differences. In addition, the pricing characteristics of recent conversions and MHC offerings must be considered.

RP(R) FINANCIAL, LC.
PAGE 4.2


RP FINANCIAL APPROACH TO THE VALUATION

     The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes `fundamental analysis' techniques. Additionally, the valuation incorporates a `technical analysis' of recently completed conversions and stock offerings of comparable MHCs, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses, based on either the Peer Group or the recent conversions and MHC transactions, cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a stock on a given day.

     The pro forma market value determined herein is a preliminary value for the Bank's to-be-issued stock. Throughout the offering process, RP Financial will:
(1) review changes in the Bank's operations and financial condition; (2) monitor the Bank's operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending MHC offerings, and to a lesser extent, standard conversion offerings, both regionally and nationally. If material changes should occur prior to the closing of the offering, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

     The appraised value determined herein is based on the current market and operating environment for the Bank and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including the Bank's value, the market value of the stocks of public MHC institutions, or the Bank's value alone. To the extent a change in factors impacting the Bank's value can be

RP(R) FINANCIAL, LC.
PAGE 4.3


reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into its analysis.


VALUATION ANALYSIS

     A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Bank and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Bank relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of Bank coming to market at this time.


1.   FINANCIAL CONDITION

     The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Bank's and the Peer Group's financial condition are noted as follows:

     o OVERALL A/L COMPOSITION. The Bank's asset composition includes a slightly higher proportion of loans overall, with both 1-4 family mortgage loans and home equity consumer loans exceeding the Peer Group average; the Peer Group was more diversified in the areas of multi-family/commercial mortgage lending and non-mortgage commercial lending. Notwithstanding the slightly higher ratio of total loans to assets, the Bank's net interest income ratio is comparable to the Peer Group, attributable to the comparatively lower loan yields generated by the Bank in addition to its lower pre-conversion capital ratio. The Peer Group is currently supplementing retail deposits with modestly lower borrowings utilization, while the Bank currently relies more heavily on borrowings to fund operations. The Bank's ratio of IEA/IBL will improve on a post-offering basis, thereby diminishing its current disadvantage.

     o CREDIT QUALITY. The Bank's credit risk profile appears to be comparatively favorable based on lower NPAs/assets and strong reserve coverage ratios in relation to NPAs and non-performing loans (`NPLs'). At the same time, the Peer Group's credit quality ratios

RP(R) FINANCIAL, LC.
PAGE 4.4


          are also very strong and their history of loan losses and chargeoffs has been limited. The Peer Group also maintains higher reserve coverage than the Bank in relation to total loans outstanding and to non-performing loans.

     o BALANCE SHEET LIQUIDITY. The Bank currently maintains a slightly lower level of cash, investments and MBS. Moreover, the largest portion of the Bank's investment portfolio is classified as HTM, which precludes their sale under most circumstances. The infusion of the stock proceeds will initially increase the Bank's level of liquid assets pending investment of the proceeds into loans and other longer-term investments. The Bank appears to have lower current borrowings capacity than the Peer Group due to the proportionately larger balance of borrowed funds currently outstanding.

     o EQUITY CAPITAL. The Bank's pro forma equity/assets ratio will fall within the range exhibited by the Peer Group on a reported basis but below the Peer Group average on a fully converted basis.

     On balance, we have made no adjustment for the Bank's financial condition on a pro forma basis relative to the Peer Group as such positive factors in the Bank's operations as the higher ratio of loans, favorable level of NPAs are offset by the Bank's relatively lower reserve coverage in comparison to total loans and greater utilization of borrowings to fund operations, which may limit the future borrowing capacity.


2.   PROFITABILITY, GROWTH AND VIABILITY OF EARNINGS

     Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution's earnings stream and the prospects and ability to generate future earnings growth heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

     o EARNINGS. The Bank's pre-conversion profitability (i.e., ROA) is relatively comparable to the Peer Group as it operates with a weaker net interest income and non-interest income ratio, which is offset by the Bank's favorable operating expense ratio. On a core basis, adjusting for non-operating items for both, the Bank's core profitability is slightly more favorable as the Peer Group's reported earnings are supported by non-operating income to a greater extent than the Bank. On a pro forma basis, the Bank's proceeds reinvestment benefit will be offset to a greater extent by the stock benefit plans expense than for the Peer Group on a fully-converted basis.

     o INTEREST RATE RISK. Quarterly changes in the Bank's net interest income to average assets ratios indicate comparable volatility relative to the Peer Group on average.

RP(R) FINANCIAL, LC.
PAGE 4.5


          Other quantitative risk measures show that the Bank has greater risk exposure with respect to the volatility of its post-shock NPV ratios in comparison to all OTS regulated thrift institutions. Moreover, the Bank's recent growth has been predominately in fixed rate 1-4 family mortgage loans with maturities ranging between 15 and 30 years, which have not been funded with liabilities with comparable durations. While the loan growth has benefited the Bank's earnings in low and relatively stable rate environment of recent periods, it may expose the Bank's earnings to greater risk of erosion in the event that interest rates increase - by comparison, the Peer Group companies have been generally reluctant to significantly increase their investments in 15 and 30 year mortgage loans, which has contributed to the lower growth rates of their respective loan portfolios.

          Other measures impacting interest rate risk, such as capital ratios and IEA/IBL ratios, reflect greater risk exposure for the Bank although this is offset by the Bank's favorable level of non-interest earning assets. On a pro forma basis, the Bank's capital position and IEA/IBL ratio will be enhanced by the infusion of stock proceeds, thereby lessening its exposure.

     o CREDIT RISK. Loan loss provisions had a lesser impact on the Bank's profitability for the past year and the Bank's NPA/assets ratio is lower in comparison to the Peer Group and the risk weighted assets/assets is modestly below the Peer Group average, all suggesting lower credit risk exposure. At the same time, the Bank's ratio of reserves to total loans and NPAs are below the Peer Group average.

     o EARNINGS GROWTH POTENTIAL. The Bank's faster balance sheet growth in comparison to the Peer Group has been supported through investment in longer term fixed rate loans which many financial institutions have been reluctant to undertake when interest rates moved to their lowest levels in more than 40 years. Moreover, recent growth for the Bank has been funded through borrowings to a greater extent. The Bank will be seeking to continue to expand the loan portfolio following the offering and may be required to utilize additional borrowings to fund such efforts. The strengthened pro forma capital position will support such efforts.

     o RETURN ON EQUITY. The Bank's pro forma capital position (on a fully-converted basis consolidated with the holding company) will fall modestly below the Peer Group average. Thus, notwithstanding the Bank's lower pro forma ROA, the Bank's pro forma core ROE is anticipated to approximate the Peer Group average over the intermediate term.

     Overall, we concluded that no valuation adjustment for profitability, growth and viability of earnings was appropriate. The immediate negative factors in the Bank's earnings profile owing to the Bank's comparatively greater exposure to interest rate risk and employment of

RP(R) FINANCIAL, LC.
PAGE 4.6


borrowings to fund recent growth tend to be offset by the potential earnings power of the reinvested capital and future leverage potential.


3.   ASSET GROWTH

     The Bank's recent asset growth exceeded the Peer Group average, reflecting the Bank's efforts to support earnings through leveraging equity, which has primarily been centered on loan portfolio growth (primarily through investment in 15 and 30 year 1-4 family residential mortgage loans). The Bank's comparable pro forma tangible equity-to-assets ratio on a reported basis following the minority stock offering implies similar leverage capacity for the Bank. At the same time, the higher level of borrowings suggests the Bank's ability to pursue growth comparable to the Peer Group faces challenges. On balance, we believe no adjustment was warranted for this factor.


4.   PRIMARY MARKET AREA

     The general condition of a financial institution's market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market area. Operating in the suburban areas west of New York City, the Bank faces significant competition for loans and deposits from larger financial institutions, which provide a broader array of services and have significantly larger branch networks.

     Demographic and economic trends and characteristics in the Bank's primary market area are relatively favorable to the primary market areas served by the Peer Group companies (see Table 4.1). The deposit market share exhibited by the Bank was relatively limited in comparison to the Peer Group, reflecting both its small one-office operation and the fact that it operates in a comparatively larger more urbanized market. As shown in Table 4.2, March 2004 unemployment rates for the majority of the markets served by the Peer Group companies were higher than the unemployment rate reflected for Morris County.

RP(R) FINANCIAL, LC.
Page 4.7


                                                                Table 4.1
                                                        Lincoln Park Savings Bank
                                               Peer Group Market Area Comparative Analysis


                                                                                                         Per Capita
                                                      Estimated                                            Income
                                                      Population   Projected   Estimated   Projected  -----------------   Deposit
                                      Headquarters   -----------   Population  2000-2003   2003-2008           % State    Market
INSTITUTION                             County       2000   2003      2008     % Change    % Change   Amount    Average   Share(1)
-----------                             ------       ----   ----      ----     --------    --------   ------    -------  ---------
                                                     (000)  (000)
Alliance Bank MHC of PA               Delaware        551    551       551        0.1%        0.0%    $30,077    121.2%       4.1%
BCSB Bancorp, Inc., MHC of MD         Baltimore       754    770       795        2.0%        3.2%    $30,456    103.0%       2.8%
Gouverneur Bancorp of NY              St. Lawrence    112    111       111       -0.4%       -0.8%    $17,729     65.2%       5.0%
Greene Co. Bancorp MHC of NY          Greene           48     49        50        1.0%        1.7%    $21,243     77.9%      27.5%
Jacksonville SB MHC of IL             Morgan           37     37        37        1.8%       -0.1%    $20,359     78.4%      29.1%
Oneida Financial MHC of NY            Madison          69     71        72        1.8%        1.7%    $22,252     81.9%      36.6%
Pathfinder Bancorp MHC of NY          Oswego          122    122       123        0.0%        0.1%    $18,959     69.8%      17.6%
Rome Bancorp MHC of NY                Oneida          235    233       229       -1.1%       -1.5%    $20,966     77.2%       6.2%
Westfield Financial Group MHC of MA   Hampden         456    457       458        0.3%        0.2%    $21,405     73.5%      10.3%
Webster City Fed. Bancorp MHC of IA   Hamilton         16     16        16       -0.1%        0.0%    $21,593     95.6%      23.7%

                                        AVERAGES:     240    242       244        0.5%        0.5%    $22,504     84.4%      16.3%
                                         MEDIANS:     117    117       117        0.2%        0.1%    $21,324     78.1%      14.0%

LINCOLN PARK SAVINGS BANK             MORRIS          470    486       513        3.4%        5.6%    $40,931    137.0%       0.5%


(1) Total institution deposits in headquarters county as percent of total county deposits (banks and thrifts only).

Sources:  ERSI, FDIC.

RP(R) FINANCIAL, LC.
PAGE 4.8


     On balance, we concluded that a slight upward adjustment was appropriate for the Bank's market area.

                                    Table 4.2
                         Market Area Unemployment Rates
            Lincoln Park Savings Bank and the Peer Group Companies(1)

                                                Headquarters       March 2004
                                                  County          Unemployment
                                                  ------          ------------

     Lincoln Park Savings Bank- NJ              Morris                 3.8%

     The Peer Group
     --------------
     Alliance Bank MHC - PA                     Delaware               5.0%
     BCSB Bankcorp MHC - MD                     Baltimore              4.3
     Gouverneur Bancorp MHC - NY                St. Lawrence          10.4
     Greene Co. Bancorp MHC - NY                Greene                 6.3
     Jacksonville SB MHC - IL                   Morgan                 6.0
     Oneida Financial MHC - NY                  Madison                7.9
     Pathfinder Bancorp MHC - NY                Oswego                10.2
     Rome Bancorp MHC - NY                      Oneida                 6.2
     Westfield Financial Group MHC - MA         Hampden                6.7
     Webster City Fed Bancorp MHC - IA          Hamilton               4.1

     (1)  Not seasonally adjusted.

     Source:  U.S. Bureau of Labor Statistics.


5.   DIVIDENDS

     The Bank has indicated that it will not initially pay dividends on the shares of common stock. Any future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

     All 10 of the Peer Group companies pay regular cash dividends, with dividend yields ranging from 0.96% to 4.95% on a reported basis. The average dividend yield on the stocks of the Peer Group institutions equaled 2.50% as of June 9, 2004 (see Table 4.5). As of June 9, 2004, approximately 90% of all publicly-traded thrifts (non-MHC institutions) had adopted cash

RP(R) FINANCIAL, LC.
PAGE 4.9


dividend policies (see Exhibit IV-1) exhibiting an average yield of 2.20% and an average payout ratio of 36.51%.

     Our valuation adjustment for dividends for the Bank as an MHC also considered the regulatory policy with regard to waiver of dividends by the MHC. Under current policy, any waiver of dividends by an FDIC regulated MHC requires that the minority stockholders' ownership interest be reduced in a second-step conversion to reflect the cumulative waived dividend account. Comparatively, no adjustment for waived dividends is required for OTS regulated mutual holding companies in a second-step conversion. As an MHC operating under OTS regulation, the Bank and Company will be subject to the same regulatory dividend policy as a large majority of the Peer Group companies (seven of the Peer Group companies operate under OTS regulation). Accordingly, we believe that to the extent the Bank's pro forma market value would be influenced by the OTS' dividend policy regarding MHC institutions, it has been sufficiently captured in the pricing of the Peer Group companies.

     The Bank's stated intention to initially forego payment of a dividend combined with a dividend paying capacity that is comparable (based on a slightly lower pro forma capitalization and slightly higher pro forma ROA) warranted a slight downward adjustment for purposes of this valuation overall.


6.   LIQUIDITY OF THE SHARES

     The Peer Group is by definition composed of companies that are traded in the public markets. Nine of the Peer Group members trade on the NASDAQ system and two Peer Group companies trade on the AMEX. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies, based on the shares issued and outstanding to public shareholders (i.e., excluding the majority ownership interest owned by the respective MHCs) ranged from $11.8 million to $101.2 million as of June 9, 2004, with average and median market values of $32.8 million and $22.8 million, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 0.7 million to 4.9 million, with average and median shares outstanding of 1.8 million and 1.2 million,

RP(R) FINANCIAL, LC.
PAGE 4.10


respectively. The Bank's minority stock offering is expected to result in shares outstanding and market capitalization will be below the range of market capitalizations indicated for the Peer Group. Accordingly, we anticipate that the liquidity in the Bank's stock will be less compared to any of the Peer Group companies' stocks. Additionally, it is anticipated that the Bank's stock will not be listed on NASDAQ or an Exchange, which would further reduce the liquidity in the Bank's stock. Overall, we concluded a moderate downward adjustment was warranted for this factor.


7.   MARKETING OF THE ISSUE

     Three separate markets exist for thrift stocks: (1) the after-market for public companies, both fully-converted stock companies and MHCs, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors but on a pro forma basis without the benefit of prior operations as a publicly-held Bank and stock trading history; and (3) the thrift acquisition market. All three of these markets were considered in the valuation of the Bank's to-be-issued stock.

     A.   THE PUBLIC MARKET

          The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

          In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed over the past year. The broader stock market sustained a positive trend through the second half of May and into early-June 2003, as the Dow Jones Industrial Average (`DJIA') moved above 9000 on investor optimism that low interest rates, the tax-cut plan and improving consumer confidence would boost the economy. After experiencing

RP(R) FINANCIAL, LC.
PAGE 4.11


a mild set back following an earnings warning from Motorola and news of a shake-up in Freddie Mac's top management due to accounting concerns, the stock market recovered in mid-June on growing expectations that the Federal Reserve would cut rates further to stimulate the economy. Stocks eased lower at the close of the second quarter largely on profit taking.

          The broader stock market surged higher at the beginning of the third quarter of 2003 on growing optimism about the economy and the sustainability of the bull market. The NASDAQ posted a 14-month high in early-July, before declining slightly on profit taking and disappointing economic data related to an increase in jobless claims. Generally upbeat second quarter earnings and more signs of an economic upturn provided for a positive trend in the broader stock market in mid- and late-July, as the DJIA posted its fifth straight monthly gain. Economic data that showed a strengthening economy, particularly in the manufacturing sector, sustained the upward momentum in stocks through August and into-early September, as the DJIA and NASDAQ posted respective 14-month and 16-month highs. Stocks retreated following the release of August employment data which showed further job losses, but then recovered in mid-September as the Federal Reserve indicated that it would not raise rates in the near term. Weaker than expected numbers for consumer confidence and manufacturing activity pulled the boarder market lower at the close of the third quarter, which ended a streak of six monthly gains in the DJIA.

          Comparatively, at the start of the fourth quarter stocks showed renewed strength, as optimism about third quarter earnings and employment data for September provided a boost to stocks. In mid-October, the DJIA and the NASDAQ hit 16- and 19-month highs, respectively, primarily on the basis of some favorable third quarter earnings reports. The broader stock market rally cooled in mid-October, as the result of profit taking and the posting of some less favorable third quarter earnings by some of the bellwether technology and manufacturing stocks. Indications that the economic recovery was gaining momentum, including an annualized GDP growth rate of 8.2% in the third quarter, as well as the Federal Reserve's statement that it would not raise its target interest rates for a considerable period, supported a stock market rally during late-October and into early-November. Despite upbeat economic news, including employment data that showed the size of the U.S. workforce increased in October, stocks edged lower in mid-November on profit taking and concerns over increased terrorism in the Middle East. In late-

RP(R) FINANCIAL, LC.
PAGE 4.12


November and early-December 2003, positive economic news such as improved third quarter corporate profits and a strong start to the Christmas shopping season provided a boost to stocks. Stocks continued to move higher at the close of 2003, as key sectors of the economy continued to show signs of strengthening.

          Year end momentum in the stock market was sustained at the beginning of 2004, reflecting generally favorable fourth quarter earnings and an increase in consumer confidence. Profit taking and slower than expected GDP growth in the fourth quarter of 2003 caused stocks to falter in late-January. However, aided by January employment data that showed jobs were added and a decline in the national unemployment rate to 5.6%, the broader stock market moved higher during the first half of February. Stocks generally declined during the balance of February and during the first half of March, reflecting valuation concerns following a year of strong gains and weaker than expected job growth during February. Concerns about terrorism and higher oil prices caused stocks to tumble in late-March, before rebounding at the close of the first quarter on more attractive fundamentals and optimism about first quarter earnings.

          Stocks moved higher in early April 2004, as investors reacted favorable to a strong employment report for March. For the balance of April trading in the broader market produced uneven results, as generally favorable first quarter earnings and strong economic data weighed against the growing threat of inflation and higher interest rates. The DJIA closed below 10000 for the first time in 2004 in the second week of May, as strong job growth during April raised expectations of a rate increase by the Federal Reserve. The downward trend in stocks prevailed through most of May, on concerns about higher oil prices, violence in the Middle East and higher interest rates. As an indication of the general trends in the nation's stock markets over the past year, as of June 9, 2004, the DJIA closed at 10368.44 an increase of 12.9% from one year ago and a decline of 0.8% year-to-date, and the NASDAQ closed at 1990.61, an increase of 20.9% from one year ago and a decline of 0.6% year-to-date. The Standard & Poors 500 Index closed at 1131.33 on June 9, 2004 an increase of 13.4% from one year ago and 1.8% year-to-date.

          The market for thrift stocks has been mixed during the past twelve months, but, in general, thrift stocks have appreciated in conjunction with the broader market. Thrift stocks

RP(R) FINANCIAL, LC.
PAGE 4.13


participated in the broader stock market rally in late-May and the first half of June 2003, largely on the basis of recent deal activity in the thrift sector and some favorable economic data. Freddie Mac's management shake-up had a negative ripple effect throughout the thrift sector, but the pullback was only temporary as thrift issues recovered in conjunction with the broader stock market. Profit taking pulled the thrift sector lower in late-June. However, thrift issues recovered modestly at the close of the second quarter, which was supported by merger speculation following New York Community Bancorp's announced acquisition of Roslyn Bancorp.

          The rally in the broader stock market combined with acquisition speculation in certain regional markets lifted thrift issues higher at the beginning of the third quarter of 2003. Thrift issues traded in a narrow range through most of July, reflecting mixed earnings in the sector. Higher mortgage rates and strength in technology stocks pushed thrift stocks lower in early-August, as investors rotated into sectors that were expected to benefit from an economic recovery. After edging higher in mid-August, thrift stocks eased lower at the end of August on expectations that interest rates would continue to move higher as the economic recovery gained momentum. Merger activity and acquisition speculation in the thrift sector provided a boost to thrift prices in early-September. After easing lower into mid-September on data that showed a slow down in refinancing activity, thrift stocks strengthened following the Federal Reserve's decision to leave interest rates unchanged at its mid-September meeting.

          After following the broader stock market lower in late-September 2003, thrift issues posted solid gains at the beginning of the fourth quarter. A rally in the broader stock market and acquisition activity were noteworthy factors that supported the positive trend in thrift stocks. Following a two week run-up, thrift stocks declined in mid-October on profit taking and a pullback in the broader market. Merger activity, most notably Bank America's announced acquisition of FleetBoston Financial Corp., along with strength in the broader market, provided for gains in the thrift sector during late-October. The positive trend in thrift stocks carried into early-November, reflecting expectations of improving net interest margins and more consolidation of thrifts. Thrifts stocks eased lower in mid-November in conjunction with the decline in the broader market. In late-November and early-December 2003, thrift stocks followed the broader market higher and then stabilized at the close of the fourth quarter.

RP(R) FINANCIAL, LC.
PAGE 4.14


          After trading in a narrow range at the beginning of 2004, thrift issues trended higher in late-January and the first half of February. The positive trend was supported by further consolidation in the thrift sector, including GreenPoint Financial's agreement to sell to North Fork Bancorp, as well as generally favorable fourth quarter earnings. Indications that interest rates would continue to remain low provided further support to thrift prices. Thrift stocks followed the broader market lower in mid-February, before recovering in late-February following a dip in long term Treasury yields. Thrift issues generally experienced some selling pressure during the first half of March, reflecting profit taking and weakness in the broader stock market. Higher interest rates and weakness in the broader market pressured thrift issues lower in late-March, which was followed by an upward move in thrift prices at the close of the first quarter.

          Thrifts stocks generally traded lower at the start of the second quarter of 2004, as a strong employment report for March pushed interest rates higher. Higher interest rates and inflation worries pressured interest rate sensitive issues lower through most of April, with the sell-off sharpening in early-May following another strong employment report for April. Thrift stocks recovered modestly in mid-May as the yield on 10-year Treasury declined slightly. Acquisition speculation involving the sale of Washington Mutual lifted the thrift sector higher in last week of May. On June 9, 2004, the SNL Index for all publicly-traded thrifts closed at 1,458.7, an increase of 12.5% from one year ago and a decline of 1.6% year-to-date. The SNL MHC Index closed at 2,598.2 on June 9, 2004, an increase of 30.7% from one year ago and a decline of 2.5% year-to-date.

     B.   THE NEW ISSUE MARKET

          In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company's pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds,

RP(R) FINANCIAL, LC.
PAGE 4.15


effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/tangible book (`P/TB') ratio in that the P/TB ratio of a converting thrift will typically result in a discount to tangible book value whereas in the current market for existing thrifts the P/TB ratio often reflects a premium to tangible book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

          Thrift offerings completed in 2004 have generally been well received, with most offerings being oversubscribed and trading higher in initial trading activity. However, reflecting the general pull back in thrift stocks, the most recent standard conversion, SE Financial Corp., traded below its IPO price in initial trading activity and the recently completed MHC offerings have traded down from their initial price appreciation following the close of their respective offerings. As shown in Table 4.3, two standard conversion offerings and five mutual holding company offerings were completed during the past three months. The mutual holding company offerings are considered to be more relevant for our analysis. All five of the MHC offerings were closed at the top of the super range. On a fully-converted basis, the average closing pro forma price/tangible book ratios of the recent MHC offerings equaled 88.5%. On average, the prices of the recent MHC offerings reflected price appreciation of 29.0% after the first week of trading and then reflected lower price appreciation of 17.6% after one month of trading following the recent market correction.

     C.   THE ACQUISITION MARKET

          Also considered in the valuation was the potential impact on the Bank's stock price of recently completed and pending acquisitions of other savings institutions operating in New Jersey. As shown in Exhibit IV-4, there were five New Jersey thrift acquisitions completed from 2001 through year-to-date 2004, and there is currently one acquisition pending of a New Jersey savings institution. We also considered the acquisition prospects for the Bank including the acquisition prospects following a second step conversion as well as the potential for a remutualization within current regulatory guidelines. In this regard, we believe that remutualization transactions have positively impacted the pricing of all mutual holding

RP FINANCIAL, LC.



                                                              TABLE 4.3
                                           PRICING CHARACTERISTICS AND AFTER-MARKET TRENDS
                                          RECENT CONVERSIONS COMPLETED (LAST THREE MONTHS)

------------------------------------------------------------------------------------------------------------------------------------
                Institutional Information                        Pre-Conversion Data        Offering Information      Contribution
                                                            Financial Info. Asset Quality                          Charitable Found
------------------------------------------------------------------------------------------------------------------------------------
                                    Conversion                      Equity   NPAs/  Res.  Gross      %   % of   Exp./        % of
Institution                 State    Date        Ticker     Assets  Assets  Assets  Cov.  Proc.  Offered  Mid. Proc.  Form Offering
-----------                 -----    ----        ------     ------  ------  ------  ----  -----  -------  ----------  -------------
                                                            ($Mil)    (%)    (%)    (%)  ($Mil.)    (%)   (%)   (%)           (%)
------------------------------------------------------------------------------------------------------------------------------------
STANDARD CONVERSIONS
--------------------
SE Financial Corp.            PA    5/6/2004   SEFL-OTS BB  $   86   9.22%   0.22%  150% $   25.8   100%  132%  2.2%  NA      NA
New Alliance  Bancshares,
  Inc. *(1)(7)                NJ    4/2/2004   NABC-NASDAQ  $5,372   8.63%   0.35%  464% $1,024.9   100%  132%  1.3%  Stock   3.9%

                        AVERAGES - SECOND STEP CONVERSIONS: $2,729   8.93%   0.29%  307% $  525.4   100%  132%  1.7%  N.A.    N.A.
                         MEDIANS - SECOND STEP CONVERSIONS: $2,729   8.93%   0.29%  307% $  525.4   100%  132%  1.7%  N.A.    N.A.

SECOND STEP CONVERSIONS




                        AVERAGES - SECOND STEP CONVERSIONS:
                         MEDIANS - SECOND STEP CONVERSIONS:


MUTUAL HOLDING COMPANY CONVERSIONS
Wawel Savings Bank            NJ    4/1/2004   WAWL-OTC BB  $   65   8.76%   0.48%  113% $    8.0    38%  132%  4.1%  N.A     N.A
Osage Federal Financial, Inc. OK    4/1/200O   OFFO-OTC BB  $   79   9.70%   0.22% 1291% $    6.8    30%  132%  5.3%  N.A     N.A
K-Fed Bancorp* (9)            CA    3/31/2004  KFED-NASDAQ  $  874   4.20%   0.02% 2533% $   56.9    39%  132%  2.8%  N.A     N.A
Citizens Community Bncrp,
  Inc.* (9)                   WI    3/30/2004  CZWI-OTC BB  $  134   8.36%   0.45%   80% $    9.8    32%  132%  6.0%  N.A     N.A
Clifton Savings Bancorp, Inc. NJ    3/4/2004   CSBK-NASDAQ  $  636  11.93%   0.00%    NM $  137.4    45%  132%  2.3%  N.A     N.A

             AVERAGES - MUTUAL HOLDING COMPANY CONVERSIONS: $  358   8.59%   0.23% 1004% $   43.8    37%  132%  4.1%  NA      NA
              MEDIANS - MUTUAL HOLDING COMPANY CONVERSIONS: $  134   8.76%   0.22%  702% $    9.8    38%  132%  4.1%  NA      NA


                                AVERAGES - ALL CONVERSIONS: $1,035   8.69%   0.25%  772% $  181.4    55%  132%  3.4%  NA      NA
                                 MEDIANS - ALL CONVERSIONS: $  134   8.76%   0.22%  307% $   25.8    39%  132%  2.8%  NA      NA
------------------------------------------------------------------------------------------------------------------------------------

(continued)

------------------------------------------------------------------------------------------------------------------------------------
  Insider Purchases                           Pro Forma Data                              Post-IPO Pricing Trends
                                 Pricing Ratios(3)    Financial Charac.                       Closing Price:
Benefit Plans         Initial                                                    First           After            After
       Recog  Mgmt.&  Dividend          Core          Core         Core    IPO  Trading    %     First     %      First      %
 ESOP  Plans   Dirs.   Yield    P/TB    P/E    P/A    ROA   TE/A   ROE    Price   Day   Change  Week(4)  Change  Month(5)  Change
 ----  -----   -----   -----    ----    ---    ---    ---   ----   ---    -----   ---   ------  -------  ------  --------  ------
  (%)   (%)   (%)(2)     (%)     (%)    (x)    (%)    (%)    (%)    (%)    ($)    ($)     (%)     ($)      (%)      ($)     (%)
------------------------------------------------------------------------------------------------------------------------------------

 8.0%   4.0%    3.9%    0.00%   85.7%  41.7x  23.8%   0.6%  27.8%   2.1%  $10.00  $ 9.95  -0.5%  $ 9.85    -1.5%   $ 9.70    -6.0%

 7.0%   4.0%    0.3%    0.00%  129.0%  27.6x  18.1%   0.7%  14.0%   3.0%  $10.00  $15.17  51.7%  $14.53    45.3%   $13.65    36.5%

 7.5%   4.0%    2.1%    0.00%  107.4%  34.7x  20.9%   0.6%  20.9%   2.5%  $10.00  $12.56  25.6%  $12.19    21.9%   $11.68    15.3%
 7.5%   4.0%    2.1%    0.00%  107.4%  34.7x  20.9%   0.6%  20.9%   2.5%  $10.00  $12.56  25.6%  $12.19    21.9%   $11.68    15.3%











 8.0%   5.3%    9.9%    0.00%   91.1%  28.0x  25.6%   1.1%  17.8%   6.3%  $10.00  $12.95  29.5%  $12.50    25.0%   $11.15    11.5%
 8.0%   6.7%   16.7%    0.00%   87.9%  79.2x  23.4%   0.4%  15.5%   2.5%  $10.00  $12.00  20.0%  $12.25    22.5%   $10.95     9.5%
 8.0%   4.0%    4.5%    0.00%   90.7%  66.6x  14.6%   0.3%   9.2%   2.9%  $10.00  $13.49  34.9%  $12.93    29.3%   $11.59    15.9%
12.2%   6.1%   10.8%    0.00%   82.1%  51.6x  19.1%   0.4%  12.9%   3.3%  $10.00  $12.37  23.7%  $12.75    27.5%   $11.80    18.0%
 8.0%   7.2%    0.4%    0.00%   90.5%  64.5x  34.0%   0.5%  25.3%   1.9%  $10.00  $12.25  22.5%  $14.09    40.9%   $13.29    32.9%

 8.8%   5.8%    8.4%    0.00%   88.5%  58.0x  23.3%   0.5%  16.1%   3.4%  $10.00  $12.61  26.1%  $12.90    29.0%   $11.76    17.6%
 8.0%   6.1%    9.9%    0.00%   90.5%  64.5x  23.4%   0.4%  15.5%   2.9%  $10.00  $12.37  23.7%  $12.75    27.5%   $11.59    15.9%


 8.5%   5.3%    6.6%    0.00%   93.9%  51.3x  22.6%   0.6%  17.5%   3.1%  $10.00  $12.60  26.0%  $12.70    27.0%   $11.73    16.9%
 8.0%   5.3%    4.5%    0.00%   90.5%  51.6x  23.4%   0.5%  15.5%   2.9%  $10.00  $12.37  23.7%  $12.75    27.5%   $11.59    15.9%

------------------------------------------------------------------------------------------------------------------------------------

Note:  * - Appraisal performed by RP Financial; "NT" - Not Traded; "NA" - Not Applicable, Not Available; C/S-Cash/Stock.

(1)  Non-OTS regulated thrift.                                        (5)  Latest price if offering is more than one week but less
(2)  As a percent of MHC offering for MHC transactions.                    than one month old.
(3)  Does not take into account the adoption of SOP 93-6.             (6)  Mutual holding company pro forma data on full conversion
(4)  Latest price if offering is less than one week old.                   basis.
                                                                      (7)  Simultaneously converted acquisition of another financial institution.
                                                                      (8)  Simultaneously converted to commercial bank charter.
                                                                      (9)  Former credit union.
                                                                                                                        June 9, 2004
------------------------------------------------------------------------------------------------------------------------------------

RP(R) FINANCIAL, LC.
PAGE 4.17


companies (including the Peer Group) and that the Bank's pro forma pricing would be similarly impacted by the potential for a remutualization transaction. However, the Bank's current plan is to remain independent.

                              * * * * * * * * * * *

          In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for MHC shares and the local acquisition market for thrift stocks. We also considered the potential for a remutualization transaction within the current regulatory guidelines. Taking all these factors and trends into account, RP Financial concluded that no adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.


8.   MANAGEMENT

     The Bank's management team appears to have experience and expertise in all of the key areas of operations. Exhibit IV-5 provides summary resumes of the Bank's Board of Directors and senior management. While the Bank does not have the resources to develop a great deal of management depth, given its asset size and the impact it would have on operating expenses, management and the Board have been effective in implementing an operating strategy that can be well managed by the Bank's present organizational structure. The Bank currently does not have any executive management positions that are vacant.

     Similarly, the returns, capital positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

RP(R) FINANCIAL, LC.
PAGE 4.18


9.   EFFECT OF GOVERNMENT REGULATION AND REGULATORY REFORM

     In summary, as a federally-insured savings and loan association operating in the MHC form of ownership, the Bank will operate in substantially the same regulatory environment as the Peer Group members -- all of whom are adequately capitalized institutions and are operating with no apparent restrictions.
Exhibit IV-6 reflects the Bank's pro forma regulatory capital ratios. The one difference noted between the Bank and the small minority of Peer Group companies that operate as FDIC regulated institutions was in the area of regulatory policy regarding dividend waivers (see the discussion above for `Dividends'). Since this factor was already accounted for in the `Dividends' section of this appraisal, no further adjustment has been applied for the effect of government regulation and regulatory reform.


SUMMARY OF ADJUSTMENTS

     Overall, based on the factors discussed above, we concluded that the Bank's pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

     Key Valuation Parameters:                              Valuation Adjustment
     ------------------------                               --------------------

     Financial Condition                                    No Adjustment
     Profitability, Growth and Viability of Earnings        No Adjustment
     Asset Growth                                           No Adjustment
     Primary Market Area                                    Slight Upward
     Dividends                                              Slight Downward
     Liquidity of the Shares                                Moderate Downward
     Marketing of the Issue                                 No Adjustment
     Management                                             No Adjustment
     Effect of Government Regulations and Regulatory
       Reform                                               No Adjustment


BASIS OF VALUATION - FULLY-CONVERTED PRICING RATIOS

     As indicated in Chapter III, the valuation analysis included in this section places the Peer Group institutions on equal footing by restating their financial data and pricing ratios on a `fully-converted' basis. We believe there are a number of characteristics of MHC shares that make them different from the shares of fully-converted companies. These factors include: (1) lower aftermarket liquidity in the MHC shares since less than 50% of the shares are available for

RP(R) FINANCIAL, LC.
PAGE 4.19


trading; (2) no opportunity for public shareholders to exercise voting control, thus limiting the potential for acquisition speculation in the stock price; (3) the potential pro forma impact of second-step conversions on the pricing of MHC institutions; (4) the regulatory policies regarding the dividend waiver policy by MHC institutions; and (5) the middle-tier structure maintained by certain MHCs which facilitates the ability for stock repurchases. The above characteristics of MHC shares have provided MHC shares with different trading characteristics versus fully-converted companies. To account for the unique trading characteristics of MHC shares, RP Financial has placed the financial data and pricing ratios of the Peer Group on a fully-converted basis to make them comparable for valuation purposes. Using the per share and pricing information of the Peer Group on a fully-converted basis accomplishes a number of objectives. First, such figures eliminate distortions that result when trying to compare institutions that have different public ownership interests outstanding. Secondly, such an analysis provides ratios that are comparable to the pricing information of fully-converted public companies, and more importantly, are directly applicable to determining the pro forma market value range of the 100% ownership interest in the Bank as an MHC. Lastly, such an analysis allows for consideration of the potential dilutive impact of dividend waiver policies adopted by the Federal agencies. This technique is validated by the investment community's evaluation of MHC pricing, which also incorporates the pro forma impact of a second-step conversion based on the current market price.

     To calculate the fully-converted pricing information for MHCs, the reported financial information for the public MHCs must incorporate the following assumptions, based on completed second step conversions to date: (1) all shares owned by the MHC are assumed to be sold at the current trading price in a second step-conversion; (2) the gross proceeds from such a sale were adjusted to reflect reasonable offering expenses and standard stock based benefit plan parameters that would be factored into a second-step conversion of MHC institutions; (3) net proceeds are assumed to be reinvested at market rates on an after-tax basis; and (4) for FDIC-regulated institutions, the public ownership interest is adjusted to reflect the pro forma impact of the waived dividends pursuant to applicable regulatory policy. Book value per share and earnings per share figures for the public MHCs were adjusted by the impact of the assumed second step conversion, resulting in an estimation of book value per share and earnings per share figures on a fully-converted basis. Table 4.4 on the following page shows the calculation of per

RP FINANCIAL. LC.
PAGE 4.20


                                                              Table 4.4
                          Calculation of Implied Per Share Data -- Incorporating MHC Second Step Conversion
                                                   Comparable Institution Analysis
                                             For the Twelve Months Ended March 31, 2004


                                            Current Ownership       Current Per Share Data (MHC Ratios)
                                       -------------------------   -------------------------------------
                                       Total    Public     MHC            Core    Book    Tang.
                                       Shares   Shares    Shares    EPS    EPS    Value   Book    Assets
                                       ------   ------    ------    ---    ---    -----   ----    ------
                                       (000)     (000)    (000)     ($)    ($)     ($)     ($)     ($)

Publicly-traded MHC Institutions
--------------------------------
ALLB    Alliance Bank MHC of PA (20.0)  3,441      688     2,753    0.63   0.63   10.21   10.21   108.80
BCSB    BCSB Bankcorp MHC of MD (36.4)  5,899    2,144     3,755    0.07   0.04    7.77    7.31   123.88
GCBC    Green Co Bcrp MHC of NY (43.9)  2,053      901     1,152    1.31   1.31   14.70   14.70   133.76
GOV     Gouverneur Bcp MHC of NY(42.5)  2,282      971     1,311    0.33   0.31    7.80    7.80    42.03
JXSB    Jcksnville Bcp MHC of IL(46.3)  1,952      903     1,049    0.32   0.01   10.75    9.18   135.86
ONFC    Oneida Fincl MHC of NY (42.2)   7,453    3,143     4,310    0.40   0.32    6.95    5.24    57.25
PBHC    Pathfinder BC MHC of NY (36.8)  2,448      921     1,527    0.67   0.51    8.90    6.98   113.54
ROME    Rome Bncp Inc MHC of NY (38.9)  4,243    1,641     2,602    0.34   0.44    8.35    8.35    61.19
WCFB    Wbstr Cty Fed MHC of IA (39.0)  3,772    1,472     2,300    0.31   0.31    6.04    6.01    27.92
WFD     Westfield Finl MHC of MA(46.5) 10,484    4,877     5,607    0.35   0.32   11.90   11.90    75.85


                                                                                        Pro Forma
                                       Impact of Second Step Conversion(4)    Per Share Data (Fully-Converted)(4)     Pro Forma(5)
                                      --------------------------------------- -----------------------------------  -----------------
                                      Share   Gross     Net Incr.   Net Incr.       Core   Book     Tang.          Public
                                      Price  Procds(1) (Capital(2)  Income(3) EPS    EPS   Value    Book   Assets    Pct.  Dilution
                                      -----  --------  -----------  --------- ---    ---   -----    ----   ------    ----  --------
                                       ($)    ($000)     ($000)       ($000)  ($)    ($)    ($)     ($)     ($)       (%)     (

Publicly-traded MHC Institutions
--------------------------------
ALLB    Alliance Bank MHC of PA (20.0) 29.42     87,659     81,641       960  0.85    0.85   31.84   31.84   124.34   18.8   -1.20
BCSB    BCSB Bankcorp MHC of MD (36.4) 15.65     58,766     50,539       547  0.16    0.13   16.34   15.88   132.45   36.3    0.00
GCBC    Green Co Bcrp MHC of NY (43.9) 30.45     35,078     30,167       326  1.47    1.47   29.39   29.39   148.45   43.9    0.00
GOV     Gouverneur Bcp MHC of NY(42.5) 12.10     15,863     13,642       148  0.39    0.37   13.78   13.78    48.01   42.6    0.00
JXSB    Jcksnville Bcp MHC of IL(46.3) 14.00     14,686     12,630       137  0.39    0.08   17.22   15.65   142.33   46.3    0.00
ONFC    Oneida Fincl MHC of NY (42.2)  11.36     48,962     42,107       456  0.46    0.38   12.60   10.89    62.90   42.2    0.00
PBHC    Pathfinder BC MHC of NY (36.8) 15.50     23,669     20,355       220  0.76    0.60   17.21   15.29   121.85   37.6    0.00
ROME    Rome Bncp Inc MHC of NY (38.9) 31.00     80,662     69,369       751  0.52    0.62   24.70   24.70    77.54   38.7    0.00
WCFB    Wbstr Cty Fed MHC of IA (39.0) 13.75     31,625     27,198       294  0.39    0.39   13.25   13.22    35.13   39.0    0.00
WFD     Westfield Finl MHC of MA(46.5) 20.74    116,289    100,009     1,082  0.45    0.42   21.44   21.44    85.39   46.5    0.00

(1) Gross proceeds calculated as stock price multiplied by the number of shares owned by the mutual holding company (i.e., non-public shares).
(2) Net increase in capital reflects gross proceeds less offering expenses, contra-equity account for leveraged ESOP and deferred compensation account for restricted stock plan. For institutions with assets at the MHC level, the net increase in capital also includes consolidation of MHC assets with the capital of the institution concurrent with hypothetical second step.
          Offering expense percent       2.00%
          ESOP percent purchase          8.00%
          Recognition plan percent       4.00%
(3) Net increase in earnings reflects after-tax reinvestment income (assumes ESOP and recognition plan do not generate reinvestment income), less after-tax ESOP amortization and recognition plan vesting:
          After-tax reinvestment         2.31%
          ESOP loan term (years)            10
          Recognition plan vesting (years)   5
          Effective tax rate            34.00%
(4) Figures reflect adjustments to "non-grandfathered" companies to reflect dilutive impact of cumulative dividends waived by the MHC (reflect FDIC policy regarding waived dividends).
(5) Reflects pro forma ownership position of minority stockholders after taking into account the OTS and FDIC policies regarding waived dividends assuming a hypothetical second step.

       For OTS "grandfathered" companies, dilution reflects excess waived dividends and MHC assets. For all other companies, dilution reflects all waived dividends and MHC assets.

Source: Corporate reports, offering circulars, and RP(R)Financial, LC.
        calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2003 by RP(R) Financial, LC.

RP(R) FINANCIAL, LC.
PAGE 4.21


share financial data (fully-converted basis) for each of the 10 public MHC institutions that form the Peer Group.


VALUATION APPROACHES: FULLY-CONVERTED BASIS

     In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC, i.e., the pro forma market value approach, including the fully-converted analysis described above, we considered the three key pricing ratios in valuing the Bank's to-be-issued stock -- price/earnings (`P/E'), price/book (`P/B'), and price/assets (`P/A') approaches -- all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Bank's prospectus for reinvestment rate, effective tax rate and stock benefit plan assumptions (summarized in Exhibits IV-7 and IV-8). Pursuant to the minority stock offering, we have also incorporated the valuation parameters disclosed in the Bank's prospectus for offering expenses. The assumptions utilized in the pro forma analysis in calculating the Bank's full conversion value are described more fully below.

     o CONVERSION EXPENSES. Offering expenses have been assumed to equal 6.0% of the gross proceeds, which is typical of the level of offering expenses recorded in offerings that were comparable to the Bank's full conversion value.

     o EFFECTIVE TAX RATE. The Bank has determined the marginal effective tax rate on the net reinvestment benefit of the conversion proceeds to be 39.94%.

     o REINVESTMENT RATE. The pro forma section in the prospectus incorporates a 1.20% reinvestment rate, equivalent to the average of the prevailing yield for a U.S. Treasury bills with a one year maturity as of March 31, 2004.

     o STOCK BENEFIT PLANS. The assumptions for the stock benefit plans, i.e., the ESOP and Recognition Plan, are consistent with the structure as approved by the Bank's Board and the disclosure in the pro forma section of the prospectus. Specifically, the ESOP is assumed to purchase 4.0% of the stock in conversion at the initial public offering price, with the Bank funded ESOP loan amortized on a straight-line basis over 20 years. The Recognition Plan is assumed to purchase 4.0% of the stock in the aftermarket at a price equivalent to the initial public offering price and will be amortized on a straight-line basis over five years.

     In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group, recent conversions and MHC offerings.

RP(R) FINANCIAL, LC.
PAGE 4.22


     RP Financial's valuation placed an emphasis on the following:

     o P/E APPROACH. The P/E approach is generally the best indicator of long-term value for a stock. Given the similarities between the Bank's and the Peer Group's earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, recognizing that (1) the earnings multiples will be evaluated on a pro forma fully-converted basis for the Bank as well as for the Peer Group and (2) the Peer Group on average has had the opportunity to realize the benefit of reinvesting the minority offering proceeds, we also gave weight to the other valuation approaches.

     o P/B APPROACH. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or `P/TB'), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

     o P/A APPROACH. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community's willingness to pay market multiples for earnings or book value when ROE is expected to be low.

     The Bank will adopt Statement of Position (`SOP') 93-6, which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of SOP 93-6 in the valuation.

     Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that as of June 9, 2004 the pro forma market value of the Bank's full conversion offering equaled $10,750,000 at the midpoint, equal to 1,075,000 shares at $10.00 per share.

RP(R) FINANCIAL, LC.
PAGE 4.23


     1. PRICE-TO-EARNINGS (`P/E'). The application of the P/E valuation method requires calculating the Bank's pro forma market value by applying a valuation P/E multiple (fully-converted basis) to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Bank's reported earnings equaled $452,000 for the 12 months ended March 31, 2004. In deriving the Bank's core earnings, the only adjustment made to reported earnings was to eliminate a non-recurring income on gains on the sale of investments equal to $42,000. As shown below, on a tax effected basis, assuming an effective marginal tax rate of 39.94% for the gains eliminated, the Bank's core earnings were determined to equal $427,000 for the 12 months ended March 31, 2004 (Note: see Exhibit IV-9 for the adjustments applied to the Peer Group's earnings in the calculation of core earnings).


                                                                       Amount
                                                                       ------
                                                                       ($000)

     Net income                                                         $452
     Adjustment for non-recurring items(1)                               (25)
                                                                        ----
     Core earnings estimate                                             $427


     (1)  Non-recurring expense of $42,000, tax effected at 39.94%.


     Based on the Bank's reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Bank's pro forma reported and core P/E multiples (fully-converted basis) at the $10.75 million midpoint value equaled 23.67 times and 25.05 times, respectively, indicating a discount of 23.8% and 28.0% respectively, to the Peer Group's average reported and core P/E multiples (fully-converted basis) of 31.09 times and 34.80 times, respectively (see Table 4.5). At the supermaximum of the valuation range, the Bank's pro forma reported and core P/E multiples (fully-converted basis) equaled 31.26 times and 33.08 times, respectively, indicating a premium of 0.6% and discount of 4.9% relative to the comparative Peer Group average multiples. The implied discounts or premiums reflected in the Bank's pro forma P/E multiples take into consideration the Bank's pro forma P/B and P/A ratios.

RP(R) FINANCIAL, LC.
PAGE 4.24


On a reported basis, the Bank's pro forma P/E multiples based on reported and core earnings equaled 23.81 and 25.20 times at the midpoint, respectively (see Table 4.6). At the supermaximum of the range, the Bank's reported and core earnings multiples based on the minority stock offering equaled 31.43 and 33.27 times, respectively. In comparison, the Peer Group average multiples based on reported and core earnings equaled 35.18 and 36.54 times, respectively.

     2. PRICE-TO-BOOK (`P/B'). The application of the P/B valuation method requires calculating the Company's pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group's P/B ratio (fully-converted basis), to the Bank's pro forma book value (fully-converted basis). Based on the $10.75 million midpoint valuation, the Bank's pro forma P/B and P/TB ratios both equaled 73.92%. In comparison to the average P/B and P/TB ratios for the Peer Group of 96.71% and 100.38%, the Bank's ratios reflected a discount of 23.6% on a P/B basis and a discount of 26.4% on a P/TB basis. At the supermaximum of the valuation range, the Bank's pro forma P/B and P/TB ratios (fully-converted basis) equaled 81.13%, indicating discounts of 16.1% and 19.2% relative to the comparative Peer Group average multiples. RP Financial considered the foregoing discounts under the P/B approach to be reasonable, in light of the previously referenced valuation adjustments and the nature of the calculation of the P/B ratio which mathematically results in a ratio discounted to book value.

          On a reported basis (that is, on a current mutual holding company basis), the Bank's pro forma P/B and P/TB ratios equaled 116.11% at the midpoint (see Table 4.6). In comparison, the Peer Group average ratios based on reported and tangible book value equaled 209.29% and 223.02%, respectively, which results in a discount 48% at the midpoint relative to the Peer Group's P/TB ratio and a discount of 40% based on the Bank's pro forma P/TB ratio at the supermaximum of the offering range.

     3. PRICE-TO-ASSETS (`P/A'). The P/A valuation methodology determines market value by applying a valuation P/A ratio (fully-converted basis) to the Bank's pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the midpoint of the valuation range, the Bank's full

RP(R) FINANCIAL, LC.
PAGE 4.25


conversion value equaled 12.71% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio (fully-converted basis) of 22.52%, and thus, the Bank's pro forma P/A ratio (fully-converted basis) reflects a 44% discount relative to the Peer Group average. On a reported basis, the Bank's pro forma P/A ratio equaled 13.54%, which implies a discount of 48% relative to the Peer Group's average P/A ratio of 26.23%.


COMPARISON TO RECENT CONVERSIONS AND MHC OFFERINGS

     As indicated at the beginning of this chapter, RP Financial's analysis of recent conversion and MHC offering pricing characteristics at closing and in the aftermarket has been limited to a `technical' analysis and, thus, the pricing characteristics of recent conversion offerings can not be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). The five recently completed MHC offerings closed at a price/tangible book ratio of 88.5% (fully-converted basis) and, on average, appreciated 29.0% during the first week of trading and then reflected lower price appreciation of 17.6% after one month of trading. In comparison, the Bank's P/TB ratio of 73.92% at the midpoint value reflects an implied discount of 16.5% relative to the average closing P/TB ratio of the recent MHC offerings. At the top of the superrange, the Bank's P/TB ratio of 81.13% reflected an implied discount of 8.3% relative to the average closing P/TB ratio of the recent MHC offerings. Of the five recent MHC offerings, only K-Fed Bancorp and Clifton Savings Bancorp were traded on NASDAQ. Based on K-Fed Bancorp's and Clifton Savings Bancorp's average current P/TB ratio of 102.2% (fully-converted basis), the Bank's P/TB ratio at the midpoint reflects an implied discount of 27.7% and at the top of the superrange reflects an implied discount of 20.6%.


VALUATION CONCLUSION

     Based on the foregoing, it is our opinion that, as of June 9, 2004, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, including the shares issued publicly, as well as to the MHC, equaled $10,750,000 at the

RP(R) FINANCIAL, LC.
PAGE 4.26


midpoint, equal to 10,750,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $9.1 million and a maximum value of $12.4 million. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 913,750 at the minimum and 1,236,250 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $14.2 million without a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 1,421,688. The Board of Directors has established a public offering range such that the public ownership of the Bank will constitute a 46.0% ownership interest. Accordingly, the offering to the public of the minority stock, will equal $4,203,250 at the minimum, $4,945,000 at the midpoint, $5,686,750 at the maximum and $6,539,763 at the supermaximum of the valuation range. The pro forma valuation calculations relative to the Peer Group (fully-converted basis) are shown in Table 4.5 and are detailed in Exhibit IV-7 and Exhibit IV-8; the pro forma valuation calculations relative to the Peer Group based on reported financials are shown in Table 4.6 and are detailed in Exhibits IV-10 and IV-11.

RP FINANCIAL, LC
PAGE 4.27


                                    Table 4.5
        MHC Institutions -- Implied Pricing Ratios, Full Conversion Basis
                  Lincoln Park Savings Bank and the Comparables
                               As of June 9, 2004

                                            Fully Converted
                                             Implied Value          Per Share(8)
                                            ----------------  ------------------------
                                                                                                    Pricing Ratios(3)
                                            Price/    Market  Core 12 Mo.   Book Value  ---------------------------------------
Financial Institution                       Share(1)  Value     EPS(2)         Share     P/E      P/B    P/A    P/TB    P/Core
---------------------                       --------  -----     ------         -----     ---      ---    ---    ----    ------
                                              ($)    ($Mil)      ($)            ($)      (x)      (%)    (%)     (%)      (x)

LINCOLN PARK SAVINGS BANK
  Superrange                                 $10.00   $14.22    $0.30         $12.33    31.26   81.13   16.23   81.13   33.08
  Maximum                                    $10.00   $12.36    $0.35         $12.88    27.21   77.61   14.38   77.61   28.79
  Midpoint                                   $10.00   $10.75    $0.40         $13.53    23.67   73.92   12.71   73.92   25.05
  Minimum                                    $10.00    $9.14    $0.47         $14.40    20.14   69.46   10.98   69.46   21.31

ALL PUBLIC COMPANIES(7)
  Averages                                    21.77   420.06     0.97          14.29    17.31  154.62   16.71  166.17   19.32
  Medians                                       ---      ---      ---            ---    16.18  145.20   15.13  154.57   18.19

ALL NON-MHC STATE OF NJ(7)
  Averages                                    20.99   323.60     1.00          11.68    19.62  177.99   16.83  180.92   21.98
  Medians                                       ---      ---      ---            ---    17.17  183.09   17.57  188.89   19.49

PUBLICLY-TRADED MHC INSTITUTIONS,
FULL CONVERSION BASIS
  Averages                                   $19.40   $84.11    $0.53         $19.78    31.09x  96.71   22.52  100.38   34.80x
  Medians                                        --       --       --             --    32.82x  94.09   22.09   99.96   33.66x


PUBLICLY-TRADED MHC INSTITUTIONS,
FULL CONVERSION BASIS
ALLB    Alliance Bank MHC of PA (20.0)        29.42   107.91     0.85          31.84    34.61   92.40   23.66   92.40   34.61
BCSB    BCSB Bankcorp MHC of MD (36.4)        15.65    92.32     0.13          16.34     N.M.   95.78   11.82   98.55    N.M.
GOV     Gouverneur Bcp MHC of NY(42.5)        12.10    27.61     0.37          13.78    31.03   87.81   25.20   87.81   32.70
GCBC    Green Co Bcrp MHC of NY (43.9)        30.45    62.51     1.47          29.39    20.71  103.61   20.51  103.61   20.71
JXSB    Jcksnville Bcp MHC of IL(46.3)        14.00    27.33     0.08          17.22    35.90   81.30    9.84   89.46    N.M.
ONFC    Oneida Fincl MHC of NY (42.2)         11.36    84.67     0.38          12.60    24.70   90.16   18.06  104.32   29.89
PBHC    Pathfinder BC MHC of NY (36.8)        15.50    37.94     0.60          17.21    20.39   90.06   12.72  101.37   25.83
ROME    Rome Bncp Inc MHC of NY (38.9)        31.00   131.53     0.62          24.70     N.M.  125.51   39.98  125.51   50.00
WCFB    Wbstr Cty Fed MHC of IA (39.0)        13.75    51.87     0.39          13.25    35.26  103.77   39.14  104.01   35.26
WFD     Westfield Finl MHC of MA(46.5)        20.74   217.44     0.42          21.44    46.09   96.74   24.29   96.74   49.38

(continued)

                                                    Dividends(4)                   Financial Characteristics(6)
                                             ------------------------  -------------------------------------------------
                                                                                                 Reported       Core
                                             Amount/         Payout    Total   Equity  NPAs/   -------------------------
Financial Institution                        Share    Yield  Ratio(5)  Assets  Assets  Assets  ROA    ROE    ROA    ROE
---------------------                        -----    -----  --------  ------  ------  ------  ---    ---    ---    ---
                                              ($)      (%)      (%)    ($Mil)    (%)    (%)    (%)    (%)    (%)    (%)

LINCOLN PARK SAVINGS BANK
  Superrange                                 $0.00    0.00%    0.00%     $88   20.01    0.15   0.52   2.59   0.49   2.45
  Maximum                                    $0.00    0.00%    0.00%     $86   18.53    0.15   0.53   2.85   0.50   2.70
  Midpoint                                   $0.00    0.00%    0.00%     $85   17.19    0.15   0.54   3.12   0.51   2.95
  Minimum                                    $0.00    0.00%    0.00%     $83   15.81    0.16   0.55   3.45   0.52   3.26

ALL PUBLIC COMPANIES(7)
  Averages                                    0.47    2.20    36.51    2,628   10.81    0.63   0.84   9.14   0.68   7.16
  Medians                                      ---     ---      ---      ---     ---     ---    ---    ---    ---    ---

ALL NON-MHC STATE OF NJ(7)
  Averages                                    0.40    1.70    26.05    1,731   10.39    0.19   0.80   9.51   0.72   8.51
  Medians                                      ---     ---      ---      ---     ---     ---    ---    ---    ---    ---

PUBLICLY-TRADED MHC INSTITUTIONS,
FULL CONVERSION BASIS
  Averages                                    0.45    2.50    56.27      405   22.74    0.65   0.66   2.92   0.62   2.57
  Medians                                       --      --       --       --      --      --     --     --     --     --


PUBLICLY-TRADED MHC INSTITUTIONS,
FULL CONVERSION BASIS
ALLB    Alliance Bank MHC of PA (20.0)        0.36    1.22    42.35      456   25.61    1.61   0.68   2.67   0.68   2.67
BCSB    BCSB Bankcorp MHC of MD (36.4)        0.50    3.19       NM      781   12.34    0.17   0.13   0.98   0.11   0.80
GOV     Gouverneur Bcp MHC of NY(42.5)        0.26    2.15    70.27      110   28.70    0.86   0.85   2.85   0.81   2.70
GCBC    Green Co Bcrp MHC of NY (43.9)        0.80    2.63    54.42      305   19.80    0.15   1.04   5.09   1.04   5.09
JXSB    Jcksnville Bcp MHC of IL(46.3)        0.30    2.14       NM      278   12.10    1.20   0.28   2.30   0.06   0.47
ONFC    Oneida Fincl MHC of NY (42.2)         0.37    3.26       NM      469   20.03    0.10   0.73   3.72   0.61   3.07
PBHC    Pathfinder BC MHC of NY (36.8)        0.40    2.58    66.67      298   14.12    1.07   0.62   4.42   0.49   3.49
ROME    Rome Bncp Inc MHC of NY (38.9)        0.60    1.94       NM      329   31.85    0.54   0.67   2.09   0.80   2.49
WCFB    Wbstr Cty Fed MHC of IA (39.0)        0.68    4.95       NM      133   37.72    0.46   1.11   2.95   1.11   2.95
WFD     Westfield Finl MHC of MA(46.5)        0.20    0.96    47.62      895   25.11    0.37   0.52   2.10   0.48   1.96




(1) Current stock price of minority stock. Average of High/Low or Bid/Ask price per share.
(2) EPS (estimated core earnings) is based on reported trailing 12 month data, adjusted to omit non-operating gains and losses on a tax-effected basis. Public MHC data reflects additional earnings from reinvestment of proceeds of second step conversion.
(3) P/E = Price to Earnings; P/B = Price to Book; P/A = Price to Assets; P/TB = Price to Tangible Book; and P/Core = Price to Core Earnings. Ratios are pro forma assuming a second step conversion to full stock form.
(4)    Indicated 12 month dividend, based on last quarterly dividend declared.
(5) Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings (earnings adjusted to reflect second step conversion).
(6) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(7) Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.
(8) Figures estimated by RP Financial to reflect a second step conversion of the MHC to full stock form.

Source: Corporate reports, offering circulars, and RP(R) Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2003 by RP(R) Financial, LC.

RP FINANCIAL, LC.
PAGE 4.28


                                    Table 4.6
                              Public Market Pricing
                  Lincoln Park Savings Bank and the Comparables
                               As of June 9, 2004
                    MHC Pricing - 46% Minority Stock Issuance

                                            Fully Converted
                                             Implied Value          Per Share
                                            ----------------  ------------------------
                                                                                                    Pricing Ratios(3)
                                            Price/    Market  Core 12 Mo.   Book Value  ---------------------------------------
Financial Institution                       Share(1)  Value     EPS(2)         Share     P/E      P/B    P/A    P/TB    P/Core
---------------------                       --------  -----     ------         -----     ---      ---    ---    ----    ------
                                              ($)    ($Mil)      ($)            ($)      (x)      (%)    (%)     (%)      (x)

LINCOLN PARK SAVINGS BANK
  Superrange                                 $10.00   $14.22    $0.30          $7.52    31.43  132.91   17.59  132.91   33.27
  Maximum                                    $10.00   $12.36    $0.35          $8.03    27.35  124.53   15.44  124.53   28.96
  Midpoint                                   $10.00   $10.75    $0.40          $8.61    23.81  116.11   13.54  116.11   25.20
  Minimum                                    $10.00    $9.14    $0.47          $9.40    20.25  106.37   11.60  106.37   21.44

ALL PUBLIC COMPANIES(7)
  Averages                                    21.77   420.06     0.97          14.29    17.31  154.62   16.71  166.17   19.32
  Medians                                       ---      ---      ---            ---    16.18  145.20   15.13  154.57   18.19

ALL NON-MHC STATE OF NJ(7)
  Averages                                    20.99   323.60     1.00          11.68    19.62  177.99   16.83  180.92   21.98
  Medians                                       ---      ---      ---            ---    17.17  183.09   17.57  188.89   19.49

PUBLICLY-TRADED MHC INSTITUTIONS,
FULL CONVERSION BASIS
  Averages                                   $19.40   $84.11    $0.53         $19.78    31.09x  96.71   22.52  100.38   34.80x
  Medians                                        --       --       --             --    32.82x  94.09   22.09   99.96   33.66x


PUBLICLY-TRADED MHC INSTITUTIONS,
FULL CONVERSION BASIS
ALLB    Alliance Bank MHC of PA (20.0)        29.42    20.24     0.63          10.21    46.70  288.15   27.04  288.15   46.70
BCSB    BCSB Bankcorp MHC of MD (36.4)        15.65    33.55     0.04           7.77     N.M.  201.42   12.63  214.09    N.M.
GOV     Gouverneur Bcp MHC of NY(42.5)        12.10    11.75     0.31           7.80    36.67  155.13   28.79  155.13   39.03
GCBC    Green Co Bcrp MHC of NY (43.9)        30.45    27.44     1.31          14.70    23.24  207.14   22.76  207.14   23.24
JXSB    Jcksnville Bcp MHC of IL(46.3)        14.00    12.64     0.01          10.75    43.75  130.23   10.30  152.51    N.M.
ONFC    Oneida Fincl MHC of NY (42.2)         11.36    35.70     0.32           6.95    28.40  163.45   19.84  216.79   35.50
PBHC    Pathfinder BC MHC of NY (36.8)        15.50    14.28     0.51           8.90    23.13  174.16   13.65  222.06   30.39
ROME    Rome Bncp Inc MHC of NY (38.9)        31.00    50.87     0.44           8.35     N.M.  371.26   50.66  371.26    N.M.
WCFB    Wbstr Cty Fed MHC of IA (39.0)        13.75    20.24     0.31           6.04    44.35  227.65   49.25  228.79   44.35
WFD     Westfield Finl MHC of MA(46.5)        20.74   101.15     0.32          11.90     N.M.  174.29   27.34  174.29    N.M.

(continued)

                                                    Dividends(4)                   Financial Characteristics(6)
                                             ------------------------  -------------------------------------------------
                                                                                                 Reported       Core
                                             Amount/         Payout    Total   Equity  NPAs/   -------------------------  Offering
Financial Institution                        Share    Yield  Ratio(5)  Assets  Assets  Assets  ROA    ROE    ROA    ROE     Size
---------------------                        -----    -----  --------  ------  ------  ------  ---    ---    ---    ---    ------
                                              ($)      (%)      (%)    ($Mil)    (%)    (%)    (%)    (%)    (%)    (%)    ($Mil)

LINCOLN PARK SAVINGS BANK
  Superrange                                 $0.00    0.00%    0.00%     $81   13.23    0.16   0.56   4.23   0.53   4.00    $6.54
  Maximum                                    $0.00    0.00%    0.00%     $80   12.40    0.16   0.56   4.55   0.53   4.30    $5.69
  Midpoint                                   $0.00    0.00%    0.00%     $79   11.66    0.16   0.57   4.88   0.54   4.61    $4.95
  Minimum                                    $0.00    0.00%    0.00%     $79   10.91    0.17   0.57   5.25   0.54   4.96    $4.20

ALL PUBLIC COMPANIES(7)
  Averages                                    0.47    2.20    36.51    2,628   10.81    0.63   0.84   9.14   0.68   7.16
  Medians                                      ---     ---      ---      ---     ---     ---    ---    ---    ---    ---

ALL NON-MHC STATE OF NJ(7)
  Averages                                    0.40    1.70    26.05    1,731   10.39    0.19   0.80   9.51   0.72   8.51
  Medians                                      ---     ---      ---      ---     ---     ---    ---    ---    ---    ---

PUBLICLY-TRADED MHC INSTITUTIONS,
FULL CONVERSION BASIS
  Averages                                    0.45    2.50    36.54      361   12.41    0.65   0.61   4.93   0.57   4.36
  Medians                                       --      --       --       --      --      --     --     --     --     --


PUBLICLY-TRADED MHC INSTITUTIONS,
FULL CONVERSION BASIS
ALLB    Alliance Bank MHC of PA (20.0)        0.36    1.22    46.70   374.00    9.38    1.61   0.58   6.19   0.58   6.19
BCSB    BCSB Bankcorp MHC of MD (36.4)        0.50    3.19     N.M.   731.00    6.27    0.17   0.06   0.91   0.04   0.52
GOV     Gouverneur Bcp MHC of NY(42.5)        0.26    2.15    39.03   96.00    18.56    0.86   0.83   4.27   0.78   4.02
GCBC    Green Co Bcrp MHC of NY (43.9)        0.80    2.63    23.24   275.00   10.99    0.15   1.03   9.22   1.03   9.22
JXSB    Jcksnville Bcp MHC of IL(46.3)        0.30    2.14     N.M.   265.00    7.91    1.20   0.24   3.06   0.01   0.10
ONFC    Oneida Fincl MHC of NY (42.2)         0.37    3.26    35.50   427.00   12.14    0.10   0.70   5.96   0.56   4.77
PBHC    Pathfinder BC MHC of NY (36.8)        0.40    2.58    30.39   278.00    7.84    1.07   0.58   7.54   0.44   5.74
ROME    Rome Bncp Inc MHC of NY (38.9)        0.60    1.94     N.M.   260.00   13.65    0.54   0.55   3.98   0.72   5.15
WCFB    Wbstr Cty Fed MHC of IA (39.0)        0.68    4.95    44.35   105.00   21.63    0.46   1.11   5.18   1.11   5.18
WFD     Westfield Finl MHC of MA(46.5)        0.20    0.96     N.M.   795.00   15.69    0.37   0.45   2.95   0.41   2.69



(1) Current stock price of minority stock. Average of High/Low or Bid/Ask price per share.
(2) EPS (estimated core earnings) is based on reported trailing 12 month data, adjusted to omit non-operating gains and losses on a tax-effected basis. Public MHC data reflects additional earnings from reinvestment of proceeds of second step conversion.
(3) P/E = Price to Earnings; P/B = Price to Book; P/A = Price to Assets; P/TB = Price to Tangible Book; and P/Core = Price to Core Earnings. Ratios are pro forma assuming a second step conversion to full stock form.
(4)    Indicated 12 month dividend, based on last quarterly dividend declared.
(5) Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings (earnings adjusted to reflect second step conversion).
(6) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(7) Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.


Source:Corporate reports, offering circulars, and RP(R) Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2003 by RP(R) Financial, LC.